Exhibit 10.39

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

THE MEMBERSHIP INTERESTS IN EAST TEXAS HEALTH SYSTEM, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS. EXCEPT AS SPECIFICALLY OTHERWISE PROVIDED IN THIS AGREEMENT, THE INTERESTS MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT REGISTRATION UNDER SUCH ACTS OR AN OPINION OF COUNSEL THAT SUCH TRANSFER MAY BE LEGALLY EFFECTED WITHOUT SUCH REGISTRATION. ADDITIONAL RESTRICTIONS ON TRANSFER AND SALE OF SUCH MEMBERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

EAST TEXAS HEALTH SYSTEM, LLC (a Texas Limited Liability Company)

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EXHIBITS

Exhibit 1.8 – Academic Affiliation Agreement
Exhibit 1.11 – Agreed Capital Contributions
Exhibit 1.20 – ETMC Facilities Management Agreement
Exhibit 1.50 – Competing Business Zip Codes
Exhibit 1.91 – Purchased Services Agreement
Exhibit 1.99 – Trademark License Agreement
Exhibit 1.103 – UTHSCT Clinical Operations
Exhibit 1.104 – UTHSCT Clinical Operations Management Agreement
Exhibit 1.106 – UTHSCT Excluded Assets
Exhibit 2.7 – Company Management Agreement
Exhibit 3.7(a) – Adjusted Earnings Calculation for the UTHSCT Clinical Operations
Exhibit 3.7(b) – Adjusted Earnings Calculation for the Ardent Facilities
Exhibit 4.1(a) – Initial Capital Contributions; Units; Sharing Percentages
Exhibit 7.2 – Intended Tax Treatment Records
Exhibit 10.1 – Permissible Business Activities
Exhibit 12.5 – Charity & Self-Pay Discount Policy
Exhibit 13.6(b)(iii) – Wind-Down Settlement Payment

SCHEDULES

Schedule A – Asset Purchase Agreement

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF EAST TEXAS HEALTH SYSTEM, LLC

(a Texas Limited Liability Company)

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) is made and entered into as of the 26th day of February, 2018, by and between The University of Texas Health Science Center at Tyler, an educational agency of the State of Texas and an institution of The University of Texas System (“UTHSCT”), and AHS East Texas Health System, LLC, a Delaware limited liability company (“Ardent Sub”).

WITNESSETH

WHEREAS, East Texas Health System, LLC, a Texas limited liability company (the “Company”), was formed on September 13, 2017, and is governed by a Limited Liability Company Agreement dated September 13, 2017, 2017 (the “Original LLC Agreement”); and

WHEREAS, Ardent Sub is the Buyer under a certain Purchase Agreement (the “Asset Purchase Agreement”) made and entered into as of February 28, 2018, respecting the acquisition of East Texas Medical Center Regional Healthcare System (“ETMC”), a not-for-profit health care system headquartered in Tyler, Texas, and having certain affiliates and health care operations (including nine hospitals) in the Northeast Texas region; and

WHEREAS, following the consummation of the transactions contemplated by the Asset Purchase Agreement, Ardent Sub will own and operate the nine hospitals and other related health care operations located in the Northeast Texas region that are acquired from ETMC pursuant to the Asset Purchase Agreement (the “Ardent Facilities,” as further defined in Section 1.19); and

WHEREAS, UTHSCT conducts certain health care businesses and related clinical operations in Tyler, Texas, including, but not limited to, inpatient, outpatient, and ambulatory surgery services performed at the hospital and clinics operated by UTHSCT and certain affiliated clinical physician operations (the “UTHSCT Clinical Operations,” as further defined in Section 1.103); and

WHEREAS, it is UTHSCT’s public purpose and mission to strengthen academic and educational programs of UTHSCT to train the next generation of health care providers; expand patient care services and improved health outcomes by providing patients in Northeast Texas access to a broader network of integrated care providers; integrate community and public health initiatives of UTHSCT and expand the reach of UTHSCT into new communities and populations to align clinical services with public health support programs to support healthier communities; and enhance basic and clinical research capabilities for biomedical research programs at UTHSCT, as further described in Section 3.2 (the “UTHSCT Mission”); and

WHEREAS, it is Ardent Sub’s mission to be a premier provider of health care services, delivered with compassion for patients and their families, with respect for employees, physicians, and other health professionals, with accountability for its fiscal and ethical performance, and with responsibility to the communities it serves (the “Ardent Mission”); and

WHEREAS, UTHSCT and Ardent Sub desire to financially and clinically align and integrate the services, assets, and operations of the Ardent Facilities and the UTHSCT Clinical Operations and their respective affiliated physician operations such that they are governed, managed, and operated as a single system consistent with the terms of this Agreement (such combined services, assets, and operations, the “Combined System”); and

WHEREAS, UTHSCT and Ardent Sub seek to advance the achievement of their respective missions through such financial and clinical alignment and integration, and further desire thereby to enhance and improve the delivery of cost effective, quality health care services in the Northeast Texas region, to provide health care services to the indigent, and to offer more services to an increased population more efficiently and cost effectively; and

WHEREAS, Ardent Sub will hold the assets that comprise the Ardent Facilities, and UTHSCT will hold the assets that comprise the UTHSCT Clinical Operations, in each case, solely for the exclusive benefit of the Company, and any gain or loss that may accrue or be realized with respect to such an asset shall be for the benefit or detriment of the Company, until the Company is terminated pursuant to the terms of this Agreement or such asset is disposed of; and

WHEREAS, any services performed by or on behalf of either Ardent Sub and/or UTHSCT Clinical Operations, in each case, shall be performed on behalf of the Company, and any item of income, expense or loss that may accrue or be realized with respect to the performance of such services shall be for the benefit or detriment of the Company, until the Company is terminated pursuant to the terms of this Agreement; and

WHEREAS, the Combined System will be operated and managed jointly by UTHSCT and Ardent Sub as provided in this Agreement; and

WHEREAS, the business use of the Ardent Facilities and the UTHSCT Clinical Operations will be exclusively for the benefit of the Combined System and UTHSCT and Ardent Sub, in recognition of the value of the assets that will be contributed to the Company or otherwise used exclusively for the benefit of the Combined System by each of them, intend to divide the net profits or losses generated by the Combined System in the manner described herein; and

WHEREAS, UTHSCT and Ardent Sub intend, for all applicable income tax purposes, to treat the Combined System as a single tax partnership conducted through the Company that is deemed for income tax purposes to: (i) own all of the assets of the Company, Ardent Sub, and the UTHSCT Clinical Operations other than any Ardent Excluded Assets or UTHSCT Excluded Asset; (ii) perform all of the management and operational activities performed with respect to the Combined System by the employees and officers of the Company, Ardent Sub, and UTHSCT consistent with the terms of this Agreement; and (iii) accrue and/or realize all items of income, gain, loss or deduction relating to the operation of the Combined System and the conduct of the business thereof; and

WHEREAS, in connection with the objectives outlined above, (i) Ardent Sub wishes to contribute capital to the Company in consideration for the issuance to Ardent Sub of certain membership interests in the Company, (ii) UTHSCT wishes to contribute capital to the Company in consideration for the issuance to UTHSCT of certain membership interests in the Company, and

(iii) Ardent Sub and UTHSCT desire to amend and restate the Original LLC Agreement in its entirety to reflect the contributions and issuances described in clauses (i) and (ii) above and to describe the terms, conditions, and provisions of their financial and clinical alignment and integration.

NOW THEREFORE, in consideration of the mutual promises, covenants, and undertakings hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Original LLC Agreement is hereby amended and restated in its entirety to read as follows:

I DEFINITIONS. As used herein and the Exhibits hereto (unless otherwise specified in the Exhibit), the following terms have the following meanings:

1.1 “Academic Affiliation Agreement” means the Academic Affiliation Agreement, of even date herewith, by and among the Company, UTHSCT, and Ardent Sub attached as Exhibit 1.8 .

1.2 “Act” means the Texas Limited Liability Law, part of the Texas Business Organizations Code, as amended from time to time.

1.3 “Additional Member” means a Person who is admitted into the Company as a Member pursuant to the terms of Section 14.3 hereof.

1.4 “Additional Working Capital Contribution” has the meaning set forth in Section 4.2(b) hereof.

1.5 “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Add to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Subtract from such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

1.6 “Adjusted Earnings for the UTHSCT Clinical Operations” has the meaning set forth in Exhibit 3.7(a) hereof.

1.7 “Adjusted Earnings for the Ardent Facilities” has the meaning set forth in Exhibit 3.7(b) hereof.

1.8 “Adjustment Date” means the close of business on the last day of any Fiscal Year or any other period for which allocations are required to be made.

1.9 “Affiliate” means, with respect to any Member, (i) any Person that directly or indirectly controls, is controlled by, or is under common control with, such Member, (ii) any Person of which such Member owns fifty percent (50%) or more of the outstanding voting securities, (iii) any Person of which such Member is an officer, director, or general partner, or (iv) such Member’s spouse, parent, sibling, child, or grandchild (whether any such relationship exists by reason of marriage, adoption, or otherwise). As used in this definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. Except as otherwise expressly provided in this Agreement, the term “Affiliate” shall not include (i) with respect to UTHSCT, The University of Texas System, the Board of Regents, or another institution of The University of Texas System other than UTHSCT and (ii) with respect to Ardent Sub, any Person other than EGI-AM Investments, L.L.C., a Delaware limited liability company (“EGI-AM”), its direct and indirect subsidiaries, and any successors or assigns of any of the foregoing.

1.10 “Affiliated Referring Providers” has the meaning set forth in Section 10.3 hereof.

1.11 “Agreed Capital Contributions” means the sum of: (a) the amount of money contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to Article IV; plus (b) the fair market value of each property (whether real, tangible or intangible) (determined without regard to Section 7701(g) of the Code) contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to Article IV or deemed contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to Section 3.7(b)(i) (net of all liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code or Section 3.7(b)(ii)), including, without limitation, the Agreed Capital Contributions described on Exhibit 1.11 hereto, which are deemed to be made as of the Commencement Date; plus (c) the amount of any Company liabilities assumed or deemed assumed by such Member.

1.12 “Agreed Distributions” means the sum of: (a) the amount of money distributed to such Member (or such Member’s predecessor in interest) pursuant to Articles VI and XVIII hereof; plus (b) any amounts that are received by UTHSCT or its Affiliates and included in Adjusted Earnings for the UTHSCT Clinical Operations or that are received by Arden Sub or its Affiliates and included in Adjusted Earnings for the Ardent Facilities and, in either case, that are not subsequently contributed to the Company; plus (c) the fair market value of each property (determined without regard to Section 7701(g) of the Code) distributed or deemed distributed, to such Member (or such Member’s predecessor in interest) by the Company pursuant to Article VI or XVIII hereof (net of all liabilities secured by such property that such Member is considered to assume or take subject to under Section 752 of the Code); plus (d) the amount of any liabilities of such Member assumed or deemed assumed by the Company. Notwithstanding the foregoing sentence, any distributions made to a Member to reimburse outlays described in Section 3.7(b)(iii) that are made by such Member or its Affiliates shall not be considered Agreed Distributions.

1.13 “Agreement” means this Amended and Restated Limited Liability Company Agreement of East Texas Health System, LLC, as from time to time amended pursuant to Section 22.11 hereof.

1.14 “Approval of the Board” or “Approved by the Board” means the vote, consent, or approval of not less than a majority of a quorum of the Category A Directors and not less than a majority of a quorum of the Category B Directors (with the amount constituting a quorum in each such category to be determined from time to time by the directors therein as described in Section 12.3). Stated differently, Approval of the Board shall be determined through “block voting,” such that, in order to have been Approved by the Board, an action must have received the vote, consent, or approval of a majority of a quorum of both the Category A Directors (with the amount constituting a quorum of the Category A Directors being determined solely by the Category A Directors pursuant to Section 12.3) and the Category B Directors (with the amount constituting a quorum of the Category B Directors being determined solely by the Category B Directors pursuant to Section 12.3). Notwithstanding the foregoing, from and after either (i) the date upon which the UTHSCT Member sells, assigns, or transfers all or any portion of its Units to any Person other than The University of Texas System, the Board of Regents, or another institution of The University of Texas System or an Ardent Affiliate or (ii) at the election of the Ardent Member, the first date upon which the Sharing Percentage of the UTHSCT Member is less than [***], “Approval of the Board” shall mean the vote, consent, or approval of not less than a simple majority of the Board of Directors. Any vote, consent, or approval that constitutes the Approval of the Board shall constitute the action of the Board.

1.15 “Approval of the Members” or “Approved by the Members” means the vote, consent, or approval of all of the Members. Any vote, consent, or approval that constitutes the Approval of the Members shall constitute the action of the Members.

1.16 “Ardent Affiliate” means any Affiliate of an Ardent Member (other than a natural person) or Ardent Parent.

1.17 “Ardent Commencement Date Net Working Capital” has the meaning set forth in Exhibit 3.7(b) hereof.

1.18 “Ardent Excluded Assets” means the assets, property, operations, rights, and obligations that are purchased, accepted, developed, received, or incurred by Ardent Sub or an Ardent Affiliate as permitted under Section 10.1.

1.19 “Ardent Facilities” means the nine hospitals and other related health care operations located in the Northeast Texas region acquired from ETMC pursuant to the Asset Purchase Agreement (including all of the Purchased Assets, as such term is defined in the Asset Purchase Agreement) and the assets, property, operations, and rights that are owned, developed, or acquired (directly or indirectly) by Ardent Sub or one of its subsidiary entities on or after the Commencement Date consistent with the terms of this Agreement. The Ardent Facilities do not include the Ardent Excluded Assets.

1.20 “ETMC Facilities Management Agreement” means the management agreement, of even date herewith, between Ardent Sub and the Company pursuant to which the Company is to provide (directly or indirectly) certain financial, technical, managerial, and support services for the Ardent Facilities, as further described in Exhibit 1.20 hereof.

1.21 “Ardent Facilities Acquisition Indebtedness” has the meaning set forth in Exhibit 3.7(b) hereof.

1.22 “Ardent Facilities Investment Line of Credit” has the meaning set forth in Exhibit 3.7(b) hereof.

1.23 “Ardent Facilities Working Capital Line of Credit” has the meaning set forth in Exhibit 3.7(b) hereof.

1.24 “Ardent Initial Working Capital Contribution” has the meaning set forth in Exhibit 3.7(b) hereof.

1.25 “Ardent Member” means Ardent Sub and any Ardent Affiliate or Affiliates who are Members from time to time.

1.26 “Ardent Mission” has the meaning set forth in the recitals hereof.

1.27 “Ardent Parent” means Ardent Health Partners, LLC, a Delaware limited liability company, and any successor in interest.

1.28 “Ardent Sub” means AHS East Texas Health System, LLC, a Delaware limited liability company, and, based on the context in which it appears, shall include each subsidiary of Ardent Sub that may own one or more of the Ardent Facilities, and any successors in interest.

1.29 “Ardent Triggering Event” has the meaning set forth in Section 16.4 hereof.

1.30 “Asset Purchase Agreement” has the meaning set forth in the recitals hereof. The body of the Asset Purchase Agreement is attached hereto as Schedule A.

1.31 “Bankruptcy” means, as to any Member, the Member’s taking or acquiescing to the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file within the time specified by law an answer or opposition to any proceeding against such Member under any such law and a failure to file, within thirty (30) days after its entry, a petition, answer, or motion to vacate or to discharge any order, judgment, or decree providing for any relief under any such law.

1.32 “Board of Advisors” has the meaning set forth in Section 12.4 hereof.

1.33 “Board of Directors” has the meaning set forth in Section 12.1 hereof.

1.34 “Board of Regents” means The Board of Regents of The University of Texas System as set forth in Section 65.11 of the Texas Education Code.

1.35 “Board of Trustees” has the meaning set forth in Section 12.4 hereof.

1.36 “Board Representatives” has the meaning set forth in Section 22.2 hereof.

1.37 “Capital Account” has the meaning set forth in Section 4.3 hereof.

1.38 “Category A Directors” means the members of the Board of Directors elected or appointed from time to time by the UTHSCT Member.

1.39 “Category B Directors” means the members of the Board of Directors elected or appointed from time to time by the Ardent Member.

1.40 “Certificate” means the Certificate of Formation of the Company, as amended from time to time.

1.41 “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

1.42 “Combined System” has the meaning set forth in the recitals hereof.

1.43 “Commencement Date” means March 1, 2018, the date on which this Agreement becomes effective.

1.44 “Company” means East Texas Health System, LLC, a Texas limited liability company and, where the context requires, the tax partnership created by the parties as described in Section 3.7.

1.45 “Company Facilities” means the Ardent Facilities and the UTHSCT Clinical Operations and the operations and assets that are owned, developed or acquired (or deemed owned, developed or acquired, directly or indirectly), by Company on or after the Commencement Date consistent with the terms of this Agreement.

1.46 “Company Management Agreement” means the Management Agreement, of even date herewith, between the Manager or an Affiliate thereof and the Company attached as Exhibit 2.7 hereof.

1.47 “Company Minimum Gain” means “partnership minimum gain” as defined in Regulations Section 1.704-2(d).

1.48 “Company Records” has the meaning set forth in Section 20.3 hereof.

1.49 “Company Purposes” has the meaning set forth in Section 3.4 hereof.

1.50 “Competing Business” means any business that offers services in competition with or similar to those offered by the Company Facilities that is located within any of the zip codes specified on Exhibit 1.50 attached hereto, including without limitation any acute care hospital, specialty hospital, rehabilitation facility, diagnostic imaging center, inpatient or outpatient psychiatric facility, ambulatory or other type of surgery center, nursing home, skilled nursing facility, home health or hospice agency, or physician clinic or physician medical practice.

1.51 “Confidential Information” has the meaning set forth in Section 19.2 hereof.

1.52 “Constitutional Obligations” means the obligations imposed upon the UTHSCT Member under Article III, Sections 49, 50, and 51 of the Texas Constitution.

1.53 “Consumer Price Index” means the Consumer Price Index for All Urban Consume–s - All Items (1982-84=100), published by the United States Bureau of Labor Statistics. In the event that such Index is discontinued or is so changed as not to reflect substantially the same information as it does in 2018, then the index to be used for these computations shall be that index then published by the United States Bureau of Labor Statistics that most clearly reflects the increase or decrease in consumer prices for the periods in question.

1.54 “Deadlock Period” has the meaning set forth in Section 12.6(a) hereof.

1.55 “Defaulting Member” has the meaning set forth in Section 4.2(b) hereof.

1.56 “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year or other period, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such fiscal year or other period and which difference is being eliminated by use of the “remedial method” as defined by Section 1.704-3(d) of the Regulations, Depreciation for such fiscal year or other period shall be the amount of book basis recovered for such fiscal year or other period under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

1.57 “Dispute” has the meaning set forth in Section 13.1 hereof.

1.58 “Distributable Cash” means, with respect to the period in question, (i) the sum of (a) the Adjusted Earnings for the UTHSCT Clinical Operations with respect to such period, (b) the Adjusted Earnings for the Ardent Facilities with respect to such period, and (c) all other cash receipts of the Company during such period (other than Agreed Capital Contributions, less (ii) the sum of (aa) all cash disbursements of the Company during such period, including without limitation, payments of taxes and other liabilities of the Company (including the Texas Gross Margin Tax but excluding any amounts that are deemed distributed to the Members pursuant to Section 6.3), debt service (including the payment of principal, premium, and interest), capital expenditures, redemptions of Units in the Company pursuant to Section 736 of the Code, and disbursements by the Company on behalf of, or amounts withheld with respect to, Members of the Company in their capacity as Members, if any (other than any cash disbursements of the Company, the Ardent Member, or the UTHCST Member that have been taken into account in determining the Adjusted Earnings for the UTHSCT Clinical Operations and the Adjusted Earnings for the Ardent Facilities for the period in question) and (bb) payment, or provision for the payment, of all outstanding and unpaid amounts remaining under the Ardent Facilities Working Capital Line of Credit and the UTHSCT Working Capital Line of Credit (other than any payments of interest and principal with respect to the Ardent Facilities Working Capital Line of Credit and the UTHSCT Working Capital Line of Credit that have been taken into account in determining the Adjusted Earnings for the UTHSCT Clinical Operations and the Adjusted Earnings for the Ardent Facilities for the period in question).

1.59 “ETMC” has the meaning set forth in the recitals hereof.

1.60 “Fiscal Year” means the fiscal year of the Company. The first Fiscal Year shall commence on the Commencement Date and each succeeding Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year and each Fiscal Year shall end on the earliest to occur after the commencement of such Fiscal Year of (a) December 31, unless otherwise required to be a different Fiscal Year pursuant to Section 706 of the Code, or (b) the date on which the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the Fiscal Year is not required under the tax laws to be different, in which case, the Fiscal Year shall be such period as required by the tax laws. To the extent any computation or other provision of this Agreement provides for an action to be taken on a Fiscal Year basis, an appropriate pro ration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods.

1.61 “GAAP” means generally accepted accounting principles.

1.62 “Governance Failure” has the meaning set forth in Section 12.6 hereof.

1.63 “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed or deemed contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Manager;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Agreed Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by any new or existing Member (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations); and (iv)

the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the Manager; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section 5.2(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this part (d) to the extent the Manager reasonably determines that an adjustment pursuant to part (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this part (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

1.64 “Imputed Underpayment Amount” has the meaning set forth in Section 6.3 hereof.

1.65 “Initial Capital Contribution” means, as to any Member, the amount of cash or the Agreed Value (as defined in Exhibit 4.3 attached hereto) of tangible or intangible property contributed or deemed contributed to the Company by the Member (net of any liabilities secured by such property that the Company is considered to assume or take subject to Section 752 of the Code), which amount is set forth opposite such Member’s name on the attached Exhibit 4.1(a) under the heading “Initial Capital Contribution.”

1.66 “Intended Tax Treatment” has the meaning set forth in Section 3.7 hereof.

1.67 “Legal Requirements” means the operation of the business of the Company in a manner that ensures (i) UTHSCT’s status as a tax exempt organization is not jeopardized, (ii) UTHSCT complies with the Constitutional Obligations and does not engage in any action that would not be in conformity with the UTHSCT public purposes listed in Section 3.2, (iii) UTHSCT and its employees continue to receive the rights and protections of governmental immunity as a state agency and arm of the state (e.g., sovereign immunity and other immunity related to Texas Civil Practices & Remedies Code Chapters 101, 104, and 108, and Vermont Agency of Natural Resources v. United States ex rel. Stevens, 529 U.S. 765 (2000) addressing statutory exclusion from suit under the federal False Claims Act and Eleventh Amendment immunity), (iv) compliance with Texas Education Code § 74.601, which requires the Board of Regents to retain the full legal authority and ultimate responsibility for the governance, operation, management, and control of the UTHSCT Clinical Operations, and (v) compliance with Texas Constitution Article 4, Section 22 and Texas Government Code Sections 402.021 and 402.0212, which designates the Texas Attorney General as the provider of legal services for state agencies such as UTHSCT, except as otherwise approved by the Texas Attorney General.

1.68 “Legal Requirements Compliance Event” has the meaning set forth in Section 12.7(a) hereof.

1.69 “Legal Requirements Compliance Event Resolution” has the meaning assigned in Section 12.7(b) hereof.

1.70 “Liability” has the meaning set forth in Section 22.2 hereof.

1.71 “Liquidator” means the Person who liquidates the Company under Article XVIII hereof.

1.72 “Manager” means the manager of the Company, which shall be AHS Management Company, Inc., a Delaware corporation, or an Affiliate thereof.

1.73 “Material Contracts” means any contract that contains payment or an obligation in any form greater than [***] between the Company, Ardent Sub, or UTHSCT and any Person, and is for or relates to the Company Facilities.

1.74 “Member” means the Ardent Member or any Ardent Affiliate that becomes a Member and the UTHSCT Member or any Affiliate of UTHSCT (including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System) that becomes a Member, and any Substituted Member or Additional Member, but excluding any Person who ceases to be a member of the Company pursuant to this Agreement. Members” means, collectively, every Person who is a Member.

1.75 “Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Regulations Sections 1.704-2(b)(4) and 1.752-2.

1.76 “Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Regulations

Section 1.704-2(i)(3).

1.77 “Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Regulations Section 1.704-2(i)(2).

1.78 “Noncontributing Member” has the meaning set forth in Section 4.2(d) hereof.

1.79 “Nondefaulting Member” has the meaning set forth in Section 4.2(b) hereof.

1.80 “Nonrecourse Deduction” means “nonrecourse deductions” as defined in Regulations Section 1.704-2(c).

1.81 “Notice of Dispute Resolution Process” has the meaning set forth in Section 13.1 hereof.

1.82 “Notice Recipient” has the meaning set forth in Section 21.2 hereof.

1.83 “Notifying Member” has the meaning set forth in Section 21.2 hereof.

1.84 “Offer” has the meaning set forth in Section 16.1 hereof.

1.85 “Offeror” has the meaning set forth in Section 16.1 hereof.

1.86 “Optional Capital Contributions” has the meaning set forth in Section 4.2(d) hereof.

1.87 “Partially Adjusted Capital Account” means, with respect to any Member as of any Adjustment Date, (A) the Capital Account of such Member as of the beginning of the period ending on such Adjustment Date, after giving effect to all allocations of items of income, gain, loss or deduction not included in Profits and Losses and all Agreed Capital Contributions and distributions during such period but before giving effect to any allocations of Profits or Losses for such period pursuant to Section 5.1 increased by (B) (i) such Member’s share of Company Minimum Gain as of such Adjustment Date and (ii) such Member’s share of Member Nonrecourse Debt Minimum Gain as of such Adjustment Date.

1.88 “Permission to Pursue” has the meaning set forth in Section 10.1(a) hereof.

1.89 “Person” means any individual, partnership, corporation, trust, limited liability company, or other entity.

1.90 “Profits” and “Losses” means, for any Fiscal Year, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) If the Gross Asset Value of any Company asset is adjusted pursuant to part (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the Depreciation definition provided above;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Any items that are specially allocated pursuant to Section 5.2 shall be excluded in computing Profits or Losses.

If for any Fiscal Year the sum of such items is a positive amount, such amount shall be deemed Profits for such Fiscal Year, and if the sum of such items is a negative amount, such amount shall be deemed Losses for such Fiscal Year. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.2 hereof shall be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

1.91 “Purchased Services Agreement” means the Purchased Services Agreement, of even date herewith (as amended or restated from time to time into one or more purchased services agreements consistent with the terms of this Agreement), between UTHSCT or an Affiliate thereof (including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System) and the Company pursuant to which UTHSCT or such Affiliate is to provide certain administrative, clinical, and research support services for the Company Facilities, as further described in Exhibit 1.91 hereof.

1.92 “Related Agreements” has the meaning set forth in Section 22.10 hereof.

1.93 “Right of First Refusal” has the meaning set forth in Section 16.1 hereof.

1.94 “Selling Member” has the same meaning set forth in Section 16.1 hereof.

1.95 “Sharing Percentage” means, as to a Member, the percentage obtained by dividing the number of Units owned by such Member by the total number of Units owned by all Members. The Members hereby agree that their Sharing Percentages shall constitute their “interests in the Company profits” for purposes of determining their respective shares of the Company’s “excess nonrecourse liabilities” (within the meaning of Section 1.752-3(a)(3) of the Regulations). The Members’ Sharing Percentages shall be subject to adjustment as provided elsewhere in this Agreement.

1.96 “Standards” has the meaning set forth in Section 3.3(a) hereof.

1.97 “Substituted Member” means any Person admitted to the Company as a Member pursuant to Section 14.2 hereof.

1.98 “Target Capital Account” means, with respect to any Member as of any Adjustment Date, an amount (which may be either a positive or a deficit balance) equal to the net amount such Member would receive as a distribution or would be required to contribute as an Agreed Capital Contribution if all assets of the Company as of such Adjustment Date were sold for cash equal to the Gross Asset Value of such assets, all Company liabilities were satisfied to the extent required by their terms (limited with respect to a nonrecourse liability or nonrecourse debt to the Gross Asset Value of the asset securing each such liability), and the net proceeds were distributed pursuant to Article XVIII hereof.

1.99 “Trademark License Agreement” means the Trademark License Agreement, of even date herewith, between the Board of Regents and the Company attached as Exhibit 1.99 hereof.

1.100 “Treasury Regulations” or “Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations or the Regulations shall include any corresponding provision or provisions of succeeding, similar, or substitute proposed, temporary, or final regulations.

1.101 “Units” means a unit of undivided membership interest in the Company. Such interest includes any and all rights to which the Member holding such interest may be entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement. All of a Member’s Units shall constitute such Member’s entire interest in the Company. The Company is authorized to issue fractional Units.

1.102 “UTHSCT” means The University of Texas Health Science Center at Tyler, an educational agency of the State of Texas and a health institution of The University of Texas System.

1.103 “UTHSCT Clinical Operations” means certain assets of UTHSCT’s clinical operations, including but not limited to the inpatient, outpatient, and ambulatory surgery services performed at the hospital or clinics operated by UTHSCT and the affiliated clinical physician operations. The specific assets that comprise the UTHSCT Clinical Operations consist of those assets listed in Exhibit 1.103 and the clinical assets, property, operations, and rights that are owned, developed, or acquired (directly or indirectly) by UTHSCT on or after the Commencement Date consistent with the terms of this Agreement. The UTHSCT Clinical Operations do not include the UTHSCT Excluded Assets.

1.104 “UTHSCT Clinical Operations Management Agreement” means the management agreement, of even date herewith, between the Company and UTHSCT pursuant to which the Company is to provide (directly or indirectly) certain financial, technical, managerial and support services for the UTHSCT Clinical Operations, as further described in Exhibit 1.104 hereof.

1.105 “UTHSCT Commencement Date Net Working Capital” has the meaning set forth in Exhibit 3.7(a) hereof.

1.106 “UTHSCT Excluded Assets” means the assets, property, operations, rights, and obligations that are purchased, accepted, developed, received, or incurred by UTHSCT other than through the Company (as permitted under Section 10.1), and the assets, property, operations, rights, and obligations of UTHSCT outside the scope of this Agreement. The list of UTHSCT Excluded Assets as of the Commencement Date is set forth in Exhibit 1.106 hereof.

1.107 “UTHSCT Management Parameters” means the Management Parameters, as such term is defined in the UTHSCT Clinical Operations Management Agreement.

1.108 “UTHSCT Member” means UTHSCT or any Affiliate of UTHSCT (including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System) who is a Member from time to time.

1.109 “UTHSCT Mission” has the meaning set forth in the recitals and Section 3.2 hereof.

1.110 “UTHSCT Clinical Operations Working Capital Line of Credit” has the meaning set forth in Exhibit 3.7(a) hereof.

1.111 “Wind-Down Notice” has the meaning set forth in Section 13.5 hereof.

1.112 “Wind-Down Period” has the meaning set forth in Section 13.5 hereof.

1.113 “Wind-Down Remedy” has the meaning set forth in Section 13.5 hereof.

II ORGANIZATION.

2.1 Formation. The Company has been formed pursuant to the Act by the filing of the Certificate with the Secretary of State of the State of Texas on September 13, 2017. Except as stated in the Act or the Certificate, this Agreement shall govern the rights and liabilities of the Members. Each Member’s Initial Capital Contribution and Sharing Percentage as of the date hereof are set forth on Exhibit 4.1(a) hereto.

2.2 Name. The name of the Company is “East Texas Health System, LLC” and the business of the Company shall be conducted under that name or such other name or names as may be Approved by the Board from time to time.

2.3 Principal Office. Initially, the principal office of the Company shall be at One Burton Hills Boulevard #250, Nashville, Tennessee 37215, or at such other place or places as the Board of Directors may from time to time determine.

2.4 Term. The Company began on the date the Certificate was filed with the Secretary of State of the State of Texas as provided in Section 2.1 hereof, and shall continue until the date on which the Company is dissolved pursuant to Article XVII hereof and thereafter, to the extent provided for by applicable law, until wound up and terminated pursuant to Article XVIII hereof.

2.5 Registered Agent and Office. The registered agent of the Company shall be Corporation Service Company and the registered office of the Company shall be located at 211 East 7th Street, #620, Austin, Texas 78701-3218. The registered office or the registered agent, or both, may be changed by the Manager from time to time upon filing the statement required by the Act. The Company shall maintain at its registered office such records, if any, as may be specified by the Act.

2.6 No State Law Partnership. The Members intend that the Company will not be a partnership, limited partnership, or joint venture, and that no Member will be a partner or joint venturer of any other Member, for any purposes other than federal, state or local income tax purposes, and this Agreement shall not be construed to suggest otherwise.

2.7 Appointment of Manager. The day-to-day operation of the business of the Company shall be managed by the Manager in accordance with the terms of this Agreement and the Company Management Agreement, attached as Exhibit 2.7, subject to the ultimate authority and control of the Board of Directors and the rights of the Members, as provided herein. The initial Manager shall be AHS Management Company, Inc., a Delaware corporation.

2.8 Operation Through Subsidiaries. The parties agree and acknowledge that the business of the Company may be conducted through one or more subsidiaries. Any such subsidiary shall be operated in accordance with the terms of this Agreement and no actions may be taken through a subsidiary of the Company that could not otherwise be taken by the Company.

III PURPOSES AND POWERS; NATURE OF THE COMPANY’S BUSINESS.

3.1 Business Purposes. The business purposes of the Company and the Combined System are (i) to govern, manage, operate, use, and conduct the business of the Company Facilities as a financially and clinically aligned and integrated health care system and thereby to increase the ability and commitment of the Company Facilities to provide health care services in the Northeast Texas service area (including charitable care and community health services); (ii) to provide efficient and cost-effective rendering of health care services for the benefit of health care consumers in the Northeast Texas service area; (iii) to provide quality medical care at competitive charges; (iv) to redevelop, refurbish, manage, operate, lease, or take any other action consistent with the purposes set forth in this Section 3.1 in connection with operating the Company Facilities and other health care related services and businesses; (v) to strengthen medical educational programs and training by UTHSCT to train the next generation of health care providers and facilitate the provision of high-quality cost-effective health care services in Northeast Texas; (vi) to support and facilitate the acquisition (through asset acquisition, stock acquisition, lease, or otherwise) and development of other property, both real and personal, in connection with providing health care related services, including without limitation general acute care hospitals, specialty care hospitals, diagnostic imaging centers, ambulatory surgery centers, nursing homes, clinics, home health care agencies, psychiatric facilities, physician clinics, physician medical practices, and other health care providers; (vii) to undertake all of the foregoing with a view toward achieving the UTHSCT Mission and Ardent Mission; and (viii) generally to engage in such other business and activities and to do any and all other acts and things that the Board of Directors deems necessary, appropriate, or advisable from time to time in furtherance of the Company Purposes, either directly or through subsidiaries.

3.2 Public Purposes. The University of Texas System and UTHSCT have determined that the purposes of the Company and the Combined System, as set forth in Section 3.1, serve legitimate public purposes by enhancing UTHSCT’s ability to fulfill the following in furtherance of the UTHSCT Mission:

(a) strengthen academic and educational programs of UTHSCT to provide its students, residents, and other trainees with expanded educational opportunities for exposure to all dimensions of care delivery necessary in the aggregate to care for an entire community, including expansion of graduate medical education to develop the physician workforce in one of the most underserved regions of Texas and enhancing the ability of other The University of Texas System health and academic institutions to provide health training rotations and workforce development;

(b) enhance basic and clinical research capabilities for biomedical science research programs at UTHSCT (and the UTHSCT School of Community and Rural Health) by providing access to a much larger patient base;

(c) integrate community and public health initiatives and expand the reach of UTHSCT into new communities and populations to align clinical services with public health programs to support healthier communities and to better serve the region’s mental health needs by expanding mental health partnerships with state and local governments and integrating behavioral health into physical health across clinic operations;

(d) expand patient care services and improved health outcomes by:

(i) delivering ambulatory and inpatient health care services at locations that are convenient for patients in Tyler and surrounding Northeast Texas communities;

(ii) increasing UTHSCT’s ability to integrate clinical and administrative functions to create economies of scale, potentially reducing the overall cost of care and improving scalability;

(iii) leveraging UTHSCT and The University of Texas System expertise in clinical safety and effectiveness efforts across a large, regional network of providers;

(iv) developing new models of quality and value based payment methodologies in partnership with other The University of Texas System health and academic institutions; and

(v) leveraging UTHSCT’s position as a quality leader to bring new services to underserved communities, improve systems of care, and address community needs across Northeast Texas; and

(e) participate in a health care system that will make it possible for UTHSCT to maintain financial sustainability and continue to focus on investment in those UTHSCT missions that cannot be supported by state funds or cannot be adequately supported by state funds alone.

3.3 Nature of the Business.

(a) In furtherance of the business purposes of the Company and the Combined System described in Section 3.1, the Board of Directors and the Manager shall conduct the business and operations of the Company and the Company Facilities in such a manner as to satisfy the charitable purposes generally required of hospitals under Section 501(c)(3) of the Code and the community benefits standards set forth in Revenue Ruling 69-545, as now in effect or as may be amended in the future by changes to law, policy, regulation, or otherwise (collectively, the “Standards”), including without limitation (i) accepting all Medicare and Medicaid patients; (ii) accepting all patients in an emergency condition in the emergency room without regard to source of payment or the ability of such emergency patients to pay; (iii) maintaining an open medical staff; (iv) providing public health programs of educational benefit to the community; (v) generally promoting the health, wellness, and welfare of the community by providing quality health care at a reasonable cost; and (vi) adopting, implementing, and maintaining the uncompensated care policies Approved by the Board as described in Section 12.5 of this Agreement.

(b) The Members hereby acknowledge and agree that the operations of the Company and the Combined System shall not be conducted in a manner solely designed to maximize profits. In the event there is a conflict between the operation of the Company in accordance with the Standards and any duty to maximize profits, the Board of Directors and the Manager shall satisfy the Standards without regard to the consequences for maximizing profitability of the Company.

(c) The Company shall use commercially reasonable efforts to operate its business and the Combined System in such a manner that the participation of the UTHSCT Member does not jeopardize its compliance with the Legal Requirements or result in the imposition of any tax on “unrelated business taxable income” on the UTHSCT Member.

3.4 Powers. Subject to the limitations contained in this Agreement and in the Act, the Company and Combined System purposes and nature of the business as defined in Sections 3.1, 3.2, and 3.3 (collectively, the “Company Purposes”) may be accomplished by the Manager or the Board of Directors taking any action permitted under this Agreement that is customary or reasonably related to accomplishing such Company Purposes. The Company Purposes shall be subject in all respects to changes in law, policy, or regulation.

3.5 Conflict of Interest Policy. Prior to or concurrently with the execution of this Agreement, the Board of Directors and the Manager shall cause the Company to develop, adopt, and maintain policies and practices concerning conflicts of interest that have been Approved by the Board of Directors.

3.6 Duties to Members and Company. Except as expressly stated in this Agreement or in any other agreement between or among any of the Members and/or the Company, no Member has any duty, responsibility, or obligation, fiduciary or otherwise, to any other Member or to the Company.

3.7 Tax Treatment of the Company and Other Matters.

(a) In General. The Parties agree and intend that the Company shall be treated as a tax partnership that for all applicable income tax purposes is deemed to: (i) own all of the assets of the Company, Ardent Sub, and the UTHSCT Clinical Operations other than any Ardent Excluded Asset or UTHSCT Excluded Asset; (ii) perform all of the management and operational activities performed with respect to the Combined System by the employees and officers of the Company, Ardent Sub and UTHSCT consistent with the terms of this Agreement; (iii) accrue and/or realize all items of income, gain, loss or deduction relating to the operation of the Combined System and the conduct of the businesses thereof; and (iv) is otherwise taxed as if the parties had formed a state law partnership to own and operate the combined system as contemplated by the terms of this Agreement (the “Intended Tax Treatment”), notwithstanding the fact that, pursuant to certain requirements of Texas law and for other business purposes, certain assets of the Combined System will be legally held, and certain operations of the Combined System will be conducted, in the name of the Members or their Affiliates and certain personnel of the Combined System will, as a formal matter, continue to be employed or engaged in an independent contractor capacity by the Members or their Affiliates. The Parties intend that the Intended Tax Treatment will result in tax consequences to the Members that are identical to the tax consequences that would result if the Parties had contributed all of the assets and liabilities of the Combined System for all applicable purposes. This Section 3.7, Section 4.3, Section 4.4, Article V, and Article VI and any section of this Agreement where the term Capital Accounts is used directly or indirectly shall be interpreted consistently with the Intended Tax Treatment.

(b) Scope of the Partnership; Rules of Operation.

(i) Any asset that is included in the UTHSCT Clinical Operations or the Ardent Facilities on the date hereof shall be deemed for all income tax purposes (including for all purposes of the tax provisions of this Agreement) to have been contributed to the Company on the Commencement Date by the appropriate Member, notwithstanding the fact that such asset may continue to be held in the legal name of such Member or its Affiliate. Any asset other than an asset deemed to be an Ardent Excluded Asset or an UTHSCT Excluded Asset that is subsequently acquired by either Member as part of the Combined System shall be deemed for all income tax purposes (including for all purposes of the tax provisions of this Agreement) to have been acquired by the Company, notwithstanding the fact that such asset may have been acquired in the legal name of such Member or its Affiliate.

(ii) The Ardent Facilities Investment Line of Credit, the Ardent Facilities Working Capital Line of Credit, the UTHSCT Working Capital Line of Credit and any other liabilities of a Member that are specifically designated by the Board of Directors shall be deemed for all income tax purposes (including for all purposes of the tax provisions of this Agreement) to have been assumed by the Company on the Commencement Date or, if later, on the date such liabilities are so designated by the Board of Directors; provided, however, that interest on any such liability shall be considered to be an obligation of the Company only to the extent taken into account in the determination of the Adjusted Earnings for the Ardent Facilities or the Adjusted Earnings for the UTHSCT Clinical Operations.

(iii) All receipts or outlays that are included in the determination of the Adjusted Earnings for the Ardent Facilities or the Adjusted Earnings for the UTHSCT Clinical Operations shall be deemed for all income tax purposes (including for all purposes of the tax provisions of this Agreement) to have been received, paid, or accrued by the Company, notwithstanding the fact that such item may have been legally received, paid, or accrued by a Member or its Affiliate.

(iv) Any tax item of income, gain, loss, deduction or credit that relates to the Adjusted Earnings for the Ardent Facilities or the Adjusted Earnings for the UTHSCT Clinical Operations shall be deemed for all income tax purposes (including for all purposes of the tax provisions of this Agreement) to be an item of the Company, notwithstanding the fact that such item may have been legally received or incurred by a Member or its Affiliate.

(v) No later than [***] after the end of each Fiscal Year quarter (i) the UTHSCT Member shall remit to the Company in cash an amount equal to the Adjusted Earnings for the UTHSCT Clinical Operations for such Fiscal Year quarter (calculated pursuant to Exhibit 3.7(a)), and (ii) Ardent Sub shall remit to the Company in cash an amount equal to the Adjusted Earnings for the Ardent Facilities for such Fiscal Year quarter (calculated pursuant to Exhibit 3.7(b)), in each case to the extent such Adjusted Earnings have not been remitted to the Company previously. Such remittances shall be reconciled on an annual basis as described in Exhibit 3.7(a) and Exhibit 3.7(b). Any amount transferred by one Member to another during a Fiscal Year shall be treated as having been remitted by the first Member to the Company for purposes of this Section 3.7(b)(v).

(vi) No amount of Adjusted Earnings remitted to the Company by a Member pursuant to Section 3.7(b)(v) shall be treated as a contribution to capital for purposes of this Agreement.

(vii) The Company shall advance an amount in cash to a Member upon request and a demonstration by such Member that such an amount is necessary in order for such Member to operate and/or meet its obligations under this Agreement. Such amounts shall come from the sources described in Section 4.2, in the order of priority set forth therein. Such an advance may be effectuated by the Company directly, or such transfer may be effectuated in whole or in part indirectly through a transfer of cash by the other Member to such requesting Member at the behest of the Company.

(viii) No amount transferred by the Company directly or indirectly to a Member pursuant to Section 3.7(b)(vii) shall be treated as a distribution for purposes of this Agreement.

(c) Consistent Reporting. The Company, the Members and their respective Affiliates shall not take any position inconsistent with the Intended Tax Treatment on any tax return or before any governmental authority unless otherwise required by “a determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or non-U.S. law).

IV CAPITAL CONTRIBUTIONS, LOANS, CAPITAL ACCOUNTS.

4.1 Capital Contributions; Units. As of the Commencement Date, (i) each of the Members has contributed to the capital of the Company the amount listed as such Member’s Initial Capital Contribution on Exhibit 4.1(a) and the Agreed Capital Contribution on Exhibit 1.11 hereto; and (ii) in connection therewith, each Member has been issued the Units listed as such Member’s Units on Exhibit 4.1(a) hereto. Exhibit 4.1(a) may be amended from time to time pursuant to Section 22.11 to reflect the admission of new Members, transfers of Units, and other appropriate revisions to the information set forth therein.

4.2 Sources of Capital; Additional Working Capital Contributions; Optional Capital Contributions

(a) If at any time funds are required for any expenditure of the Company necessary for the operation of the Company or the Company Facilities (other than capital expenditures of the Company or the Company Facilities and expenditures relating to capital improvements at the Company Facilities, the funding of which is described in Sections 4.2(c) and 4.2(d) below), the Company shall obtain such working capital funds from the following sources and in the following order of priority: (i) the Members’ Initial Capital Contributions, as described in Section 4.1; (ii) cash generated by the operations of the Company; (iii) cash from the Adjusted Earnings for the UTHSCT Clinical Operations and the Adjusted Earnings for the Ardent Facilities; (iv) the Ardent Commencement Date Net Working Capital, the Ardent Initial Working Capital Contribution, and the Ardent Facilities Working Capital Line of Credit (i.e., for working capital and other cash needs of the Ardent Facilities); (v) the UTHSCT Commencement Date Net Working Capital and the UTHSCT Clinical Operations Working Capital Line of Credit (i.e., for working capital and other cash needs of the UTHSCT Clinical Operations); (vi) loans from Ardent Sub or any Ardent Affiliate to the extent available and on terms mutually agreeable to Ardent Sub, UTHSCT, and the Company; (vii) loans from UTHSCT or any Affiliate of UTHSCT (including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System) to the extent available and on terms mutually agreeable to Ardent Sub, UTHSCT (and the loaning Affiliate of UTHSCT), and the Company; (viii) commercial loans from third parties to the extent available and on terms mutually agreeable to such third party and the Company; and (ix) Additional Working Capital Contributions (as defined below) made by the Members in accordance with the provisions of Section 4.2(b).

(b) In the event that (i) funds are required for any expenditure of the Company necessary for the operation of the Company or the Company Facilities (other than capital expenditures of the Company or the Company Facilities and expenditures relating to capital improvements at the Company Facilities, the funding of which is described in Sections 4.2(c) and 4.2(d) below), (ii) the amount of such working capital funds exceeds the sum of the Members’ Initial Capital Contributions, as described in Section 4.1, the cash generated by the operations of the Company, the cash from the Adjusted Earnings for the UTHSCT Clinical Operations and the Adjusted Earnings from the Ardent Facilities, and the cash available through the Ardent Commencement Date Net Working Capital, the Ardent Initial Working Capital Contribution, the Ardent Facilities Working Capital Line of Credit, the UTHSCT Commencement Date Net Working Capital, and the UTHSCT Clinical Operations Working Capital Line of Credit, and (iii) the Company has made commercially reasonable efforts to obtain the needed funds in the manner described in clauses (vi), (vii), and (viii) of Section 4.2(a) and has been unable to do so, the Manager shall request that the Members make additional capital contributions (“Additional Working Capital Contributions”) to the Company, pro rata in accordance with the Members’ respective Sharing Percentages, in an aggregate amount equal to the amount of the funds required by the Company. The Members shall have [***] after the Manager’s request in which to make (or elect not to make) such Additional Working Capital Contributions. No Member shall be required to make such Additional Working Capital Contributions; provided, however, that if any Member (a “Defaulting Member”) elects not to make all or any portion of the Additional Working Capital Contribution (or fails to make all or any portion of the Additional Working Capital Contribution within the [***] period following the Manager’s request), the Member other than the Defaulting Member (the “Nondefaulting Member”) shall have the right, in its sole discretion, to impose one of the following remedies upon the Defaulting Member:

(i) The Nondefaulting Member shall have the right, but not the obligation, to (A) contribute to the Company the amount of cash that the Defaulting Member failed to contribute and (B) require the Company to adjust the Members’ Sharing Percentages. In the event that the remedy described in this Section 4.2(b)(i) is imposed, each Member’s Sharing Percentage shall thereafter be equal to a fraction (converted to a percentage), the numerator of which is the amount of such Member’s Capital Account (taking into account the amount of such Member’s Additional Working Capital Contributions, if any) and the denominator of which is the aggregate amount of all Members’ Capital Accounts (taking into account the amount of all Members’ Additional Working Capital Contributions). In addition, the number of Units held by each Member shall be adjusted automatically to reflect any change in the Members’ Sharing Percentages under this Section 4.2(b)(i); or

(ii) The Nondefaulting Member shall have the right, but not the obligation, to (A) contribute to the Company the amount of cash that the Defaulting Member failed to contribute and (B) require the Defaulting Member to repay such amount, plus interest on such amount at an interest rate equal to the Ardent Facilities Working Capital Line of Credit, from any future distributions of Distributable Cash that otherwise would be distributable to the Defaulting Member; or

(iii) At the direction of the Nondefaulting Member, the Manager shall withhold all future distributions of Distributable Cash that otherwise would be distributable to the Defaulting Member until the Manager has withheld an amount equal to the sum of (i) the amount of cash that the Defaulting Member failed to contribute under this Section 4.2(b), plus (ii) interest on such amount at an interest rate equal to the Ardent Facilities Working Capital Line of Credit; or

(iv) At the direction of the Nondefaulting Member, the Manager shall pursue any other business consequences for the Defaulting Member’s failure to make such Additional Working Capital Contributions to the extent permitted by the Texas Constitution and the laws of the State of Texas.

(c) If at any time funds are required for any capital expenditure of the Company or the Company Facilities or any expenditure relating to capital improvements at the Company Facilities that have been Approved by the Board, the Company shall obtain such funds from the following sources and in the following order of priority: (i) the Members’ Initial Capital Contributions, as described in Section 4.1; (ii) cash generated by the operations of the Company; (iii) the cash from the Adjusted Earnings for the UTHSCT Clinical Operations and the Adjusted Earnings for the Ardent Facilities; (iv) loans from Ardent Sub or any Ardent Affiliate to the extent available and on terms mutually agreeable to Ardent Sub, UTHSCT, and the Company; (v) loans from UTHSCT or any Affiliate of UTHSCT (including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System) to the extent available and on terms mutually agreeable to Ardent Sub, UTHSCT (and the loaning Affiliate of UTHSCT), and the Company; (vi) commercial loans from third parties to the extent available and on terms mutually agreeable to such third party and the Company; and (viii) Optional Capital Contributions (as defined below) made by the Members in accordance with the provisions of Section 4.2(d).

(d) In the event that (i) funds are required for any capital expenditure of the Company or the Company Facilities or any expenditure relating to capital improvements at the Company Facilities that have been Approved by the Board, (ii) the amount of such funds exceeds the sum of the Members’ Initial Capital Contributions, as described in Section 4.1, the cash generated by the operations of the Company, the cash from the Adjusted Earnings for the UTHSCT Clinical Operations and the Adjusted Earnings for the Ardent Facilities, and (iii) the Company has made commercially reasonable efforts to obtain the needed funds in the manner described in clauses (iv), (v), and (vi) of Section 4.2(c) and has been unable to do so, the Manager, with the Approval of the Board, shall have the right to request that the Members make optional capital contributions (“Optional Capital Contributions”) to the Company, pro rata in accordance with the Members’ respective Sharing Percentages, in an aggregate amount equal to the amount of the funds required by the Company. If the Manager, with the Approval of the Board, makes such a request, the Members shall have [***] after such Manager’s request in which to make (or elect not to make) such Optional Capital Contributions. No Member shall be required to make such Optional Capital Contributions; provided, however, that if any Member (a “Noncontributing Member”) elects not to make all or any portion of the Optional Capital Contribution (or fails to make all or any portion of the Optional Capital Contribution within the [***] period following the Manager’s request), the Members other than the Noncontributing Member shall have the right, but not the obligation, to contribute to the Company the amount of cash that the Noncontributing Member or Members failed to contribute. In such event, the Members’ Sharing Percentages shall be adjusted as follows: Each Member’s Sharing Percentage thereafter shall be equal to a fraction (converted to a percentage), the numerator of which is the amount of such Member’s Capital Account (taking into account the amount of such Member’s Optional Capital Contributions, if any) and the denominator of which is the aggregate amount of all Members’ Capital Accounts (taking into account the amount of all Members’ Optional Capital Contributions). The number of Units held by each Member shall be adjusted automatically to reflect any change in the Members’ Sharing Percentages under this Section 4.2(d).

(e) No person other than a Member or Manager of the Company may enforce any provision of this Agreement relating to the payment of additional capital.

4.3 Capital Accounts. A Capital Account shall be established and maintained for each Member for the full term of this Agreement in accordance with the capital account maintenance rules of Section 1.704-1(b)(2)(iv) of the Regulations. Each Member shall have only one Capital Account, regardless of the number or classes of Units or other interests in the Company owned by such Member and regardless of the time or manner in which such Units or other interests were acquired by such Member. Pursuant to the basic capital account maintenance rules of Section 1.704-1(b)(2)(iv) of the Regulations, the balance of each Member’s Capital Account shall be:

(a) Increased by such Member’s Agreed Capital Contributions;

(b) Decreased by such Member’s Agreed Distributions;

(c) Increased by the amount of each item of Company Profit, as defined in Section 1.90 or other items of income or gain not included in definition of Profits allocated to such Member (or such Member’s predecessor in interest) pursuant to Article V;

(d) Decreased by the amount of each item of Company Loss, as defined in Section 1.90 or other items of deduction or loss not included in definition of Loss allocated to such Member (or such Member’s predecessor in interest) pursuant to Article V; and

(e) Upon the transfer of all or part of any Unit or other interest in the Company, the Capital Account of the transferor Member, to the extent attributable to the transferred interest, shall carry over to the transferee Member.

4.4 Additional Provisions Regarding Capital Accounts.

(a) If, with the Approval of the Board, a Member pays any Company indebtedness or forgives any Company indebtedness owing to such Member, such payment or forgiveness shall be treated as a cash contribution by that Member to the capital of the Company, and the Capital Account of such Member shall be increased by the amount so paid by such Member. No Member may, without the Approval of the Board, increase its Capital Account by paying any Company indebtedness or by forgiving any Company indebtedness owing to such Member.

(b) Except as otherwise provided herein, no Member may contribute capital to, or withdraw capital from, the Company. To the extent any monies that any Member is entitled to receive pursuant to the Agreement would constitute a return of capital, each of the Members consents to the withdrawal of such capital.

(c) A loan by a Member to the Company shall not be considered a contribution of money to the capital of the Company, and the balance of such Member’s Capital Account shall not be increased by the amount so loaned. No repayment of principal or interest on any such loan, reimbursement made to a Member with respect to advances or other payments made by such Member on behalf of the Company, or payments of fees to a Member that are made by the Company shall be considered a return of capital or in any manner affect the balance of such Member’s Capital Account.

(d) No Member with a deficit balance in its Capital Account shall have any obligation to the Company or any other Member to restore such deficit balance. Furthermore, a deficit Capital Account balance of a Member shall not be deemed to be a liability of such Member or a Company asset or property. The provisions of this Section 4.4(d) shall not affect any Member’s obligation to make capital contributions to the Company that are required to be made by such Member pursuant to this Agreement.

(e) No interest shall be paid on any capital contributed to the Company or the balance in any Member’s Capital Account.

(f) All of the provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with the Regulations. If the Manager, with the Approval of the Board, determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any of the Members) are computed in order to comply with the Regulations, the Manager, with the Approval of the Board, may make such modifications, provided that such modifications are not likely to have a material effect on the amounts distributable to any Member from the Company. The Manager, with the Approval of the Board, shall also make appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

4.5 Loans. The Company may borrow money from, among others, any Member on such terms and conditions as shall be agreed to by the Board of Directors and such Member; provided, however, that such terms and conditions shall be no less favorable to the Company than the terms and conditions that could be obtained by the Company in an arm’s length transaction with an independent third-party. If any Member makes any loan or loans to the Company, the amount of any such loan shall not be treated as a contribution to the capital of the Company, but shall be a debt due from the Company. Any Member’s loan to the Company shall be repayable out of the Company’s excess cash, prior to any distribution of Distributable Cash, pursuant to the agreement between such Member and the Company. None of the Members nor any of their Affiliates shall be obligated to loan money to the Company.

V	ALLOCATIONS OF INCOME AND LOSSES.

5.1 Allocation of Profits and Losses. After application of Section 5.2, Profits and Losses for each Fiscal Year (or, if necessary, items thereof) shall be allocated among the Members so as to reduce, proportionately, in the case of any Profits, the excess (if any) of their respective Target Capital Accounts over their respective Partially Adjusted Capital Accounts for such Fiscal Year and, in the case of Losses, the excess (if any) of their respective Partially Adjusted Capital Accounts over their respective Target Capital Accounts for such Fiscal Year. No portion of Profits for any Fiscal Year shall be allocated to a Member whose Partially Adjusted Capital Account is greater than its Target Capital Account for such Fiscal Year, and no portion of Losses for any Fiscal Year shall be allocated to a Member whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such Fiscal Year.

5.2 Special Allocations. The following special allocations shall be made in the following order prior to the allocation of Profits and Losses pursuant to Section 5.1:

(a) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year or other period for which allocations are made, before any other allocation under this Agreement, each Member will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year determined in accordance with Regulations Sections 1.704-2(f)(2) and 1.704-2(j)(2). The items to be allocated will be determined in accordance with Regulations Section 1.704-2(g). This Section 5.2(a) is intended to comply with the Company Minimum Gain chargeback requirements of the Regulations and shall be interpreted consistently with the Regulations taking into account the applicable exceptions provided therein.

(b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article V (other than Section 5.2(a) hereof which shall be applied first), if there is a net decrease in Member Nonrecourse Debt Minimum Gain with respect to a Member Nonrecourse Debt during any Fiscal Year or other period for which allocations are made, any Member with a share of such Member Nonrecourse Debt Minimum Gain (determined under Regulations Section 1.704-2(i)(5)) as of the beginning of the year will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated will be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(b) is intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

(c) Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member, if any, as quickly as possible. This Section 5.2(c) is intended to qualify and be construed as a “qualified income offset” within the meaning of Regulation § 1.704-1(b)(2)(ii)(d).

(d) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Member would have a Capital Account deficit in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.2(c) hereof and this Section 5.2(d) hereof were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period for which allocations are made will be allocated among the Members in proportion to their respective Sharing Percentages.

(f) Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any Fiscal Year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(g) Code Section 734(b) or 743(b) Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m) as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

(h) Limitation on Allocation of Losses. To the extent any allocation of Losses or items of loss or deduction would cause or increase the Adjusted Capital Account Deficit with respect to any Member, such allocation of Losses shall be reallocated among the other Members in proportion to and to the extent of the amounts in which such Losses or other items of loss or deduction may be allocated to the other Members without causing any of them to have an Adjusted Capital Account Deficit.

5.3 Tax Allocations; Code Section 704(c). For federal, state and local income tax purposes, Company income, gain, loss, deduction or expense (or any item thereof) for each Fiscal Year shall be allocated to and among the Partners to reflect the allocations made pursuant to the provisions of this Section 5.3 for such Fiscal Year. In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for income tax purposes, will be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Gross Asset Value of the property. If the Gross Asset Value of any Company asset is adjusted under clause (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Regulations. The Company shall use the “remedial method” under Regulations Section 1.704-3(d) with respect to any variation between the adjusted basis of an asset and its Gross Asset Value unless otherwise determined by the Board of Directors. Any other elections or decisions relating to allocations under this Section 5.3 will be made in the sole discretion of the Board of Directors. Allocations under this Section 5.3 hereof are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

5.4 Tax Allocation Accounting Method. The Company shall use the “interim closing of the books” method to determine each Member’s share of the Company’s Profits, Losses, and any other items upon any change in the Members’ interests in the Company (whether by reason of a sale, redemption, or otherwise), except as otherwise required by Code Section 706.

VI	DISTRIBUTIONS.

6.1 Distribution of Distributable Cash. Except as may be otherwise provided in the last sentence of this Section 6.1, in Section 18.3 of this Agreement, as may be otherwise determined by Approval of the Board, or as may be otherwise prohibited or required by applicable law, the Manager shall cause the Company to distribute Distributable Cash, to the extent available, to the Members from time to time, pro rata in accordance with their respective Sharing Percentages. The policy of the Company shall be to distribute Distributable Cash on a quarterly basis to the extent Distributable Cash exists, unless otherwise determined by Approval of the Board. Notwithstanding the foregoing, in the event that the Trademark License Agreement is terminated by the Board of Regents pursuant to the terms of Section 4.2 thereof and the Company receives the [***] payment described in Section 16.5 of this Agreement, the Company shall, within [***] of the receipt of such payment, make a special distribution of Distributable Cash to the Ardent Member of [***].

6.2 Compensation or Reimbursement for Services. Authorized amounts payable as compensation or reimbursement to the Manager or to any Person other than in its capacity as a Member, such as for services rendered, goods purchased, or money borrowed, shall not be treated as a distribution for purposes of Section 6.1 hereof.

6.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment of taxes of Members or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article 5.2(d) for all purposes under this Agreement. Any imputed underpayment as defined in Section 6225 of the Code resulting from an adjustment with respect to any Company item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”), shall be treated as if it were a payment of taxes withheld with respect to the appropriate Members and, to the extent in excess of amounts otherwise distributable to any Member, may be offset against future distributions to such Member. The Board of Directors shall reasonably determine the portion of an Imputed Underpayment Amount attributable to each Member or former Member. Each Member agrees to indemnify the Company to the extent permitted by applicable law for its portion of an Imputed Underpayment Amount paid by the Company, and each Member shall promptly upon notification of an obligation to indemnify the Company pursuant to this Section 6.3 make a cash payment to the Company equal to the full amount to be indemnified with interest at a rate of [***] (or, if less, the maximum rate allowed by law) to accrue on any portion of such cash payment not paid in full, as reasonably determined by the Company, when requested by the Company. A Member’s obligation to indemnify and make contributions to the Company under this Section 6.3 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 6.3, the Company shall be treated as continuing in existence.

6.4 Distributions in Kind. No Member shall have the right to demand or receive distributions of property other than cash. Except as provided in Article XVIII hereof, distributions in kind of Company property shall be made only with the Approval of the Board and only at a value Approved by the Board. The Members’ (and assignees’) Capital Accounts shall be adjusted with respect to any such distribution in kind in accordance with the provisions of Article 3.7 hereof and Exhibit 4.3 hereto.

6.5 Restrictions on Distributions. The foregoing provisions of this Article 5.2(d) to the contrary notwithstanding, (a) no distribution of Distributable Cash shall be declared by the Board of Directors or paid by the Company unless, after giving effect to the distribution, the Company will be able to pay its debts as they become due in the normal course of business and the Company’s total assets are greater than the sum of the Company’s total liabilities, excluding liabilities for which the recourse of creditors is limited to specified property of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of the property exceeds that liability; and (b) no distribution shall be made if, and for so long as, such distribution would violate any contract or agreement to which the Company is then a party or any law, rule, regulation, order, or directive of any governmental authority then applicable to the Company.

VII	BANK ACCOUNTS, BOOKS OF ACCOUNT, TAX COMPLIANCE, AND FISCAL YEAR.

7.1 Bank Accounts; Investments. The Manager may (i) establish one or more bank accounts as provided in Section 8.1(f) hereof into which all Company funds shall be deposited or (ii) deposit Company funds in a central account established in the name of the Manager or an Ardent Affiliate, provided that detailed separate entries are made on the books and records of the Company and on the books and records of the Manager or such Ardent Affiliate with respect to amounts received from the Company and deposited in such central account for the account of the Company. Funds not immediately necessary in the Company’s business may be invested in short-term debt obligations (including those issued by or guaranteed by federal or state governments and their agencies and certificates of deposit of commercial banks, savings banks, or savings and loan associations) and “money market” mutual funds or similar investments as determined by the Manager.

7.2 Books and Records. The Company whether through the Manager or otherwise shall keep books of account and records relative to the Company’s business. The books shall be prepared in accordance with GAAP using the accrual method of accounting. The accrual method of accounting shall also be used by the Company for income tax purposes. The Company shall also maintain books and records as required by Section 4.3 and Article V hereof. The Company’s books and records shall at all times be maintained at the principal business office of the Company (and to the extent required by the Act, at the registered office of the Company) and shall be available for inspection by the Members or their duly authorized representatives during regular business hours. If permitted by GAAP, the Company’s books and records shall be maintained in a manner consistent with the Intended Tax Treatment. If GAAP does not permit the Company’s books and records to be maintained in a manner consistent with the Intended Tax Treatment, the Company shall, in addition to its GAAP books and records, maintain non-GAAP books and records reflecting the Intended Tax Treatment. To enable the Company to prepare its books and records and tax returns, each Member shall provide to the Company the information set forth on Exhibit 7.2 hereof within the time prescribed therein. All books and records of the Company, including tax returns and workpapers, shall be preserved for seven (7) years after the term of the Company ends or such other periods as may be required by law and shall contain such detail as is necessary to verify compliance with the financial and business terms of this Agreement. Each Member shall provide reasonable access to any relevant books and records relating to the Combined System (or any portion thereof) that are maintained by it as reasonably requested by the Manager to maintain the Company’s books and records.

7.3 Determination of Profit and Loss; Financial Statements. All items of Company income, expense, gain, loss, deduction, and credit shall be determined with respect to, and allocated in accordance with, this Agreement for each Member for each Company fiscal year.

Within one hundred twenty (120) days after the end of each Company fiscal year, the Manager shall cause to be prepared, at the Company’s expense, financial statements of the Company for the preceding fiscal year, including, without limitation, a balance sheet, profit and loss statement, statement of cash flows, and statement of the balances in the Members’ Capital Accounts, prepared in accordance with the terms of this Agreement and generally accepted accounting principles applied consistently with prior periods. All financial statements shall be available for inspection and copying during ordinary business hours at the reasonable request of any Member and will be furnished to any Member upon written request therefor. Any Member may obtain, at such Member’s expense, such other reports regarding the Company’s operations and condition as such Member may reasonably request.

7.4 Tax Returns and Information. The Members intend for the Company to be treated as a partnership for all applicable income tax purposes. The Company shall prepare or cause to be prepared all federal, state, and local income and other tax returns that the Company is required to file and shall furnish such returns to the Members, together with a copy of each Member’s Form K-l and any other information that any Member may reasonably request relating to such returns, within the time required by law (including any applicable extension periods available under the Code). All tax returns shall be prepared or cause to be prepared in a manner that complies and is consistent with the tax provisions of this Agreement to the fullest extent allowed by the tax laws and other binding authorities.

7.5 Tax Audits. Ardent Sub shall be the “partnership representative” of the Company under Section 6223 of the Code. Ardent Sub shall inform the Members of all material matters that may come to its attention in its capacity as partnership representative by giving the Members notice thereof within ten (10) days after becoming so informed. Ardent Sub shall not take any material action in its capacity as partnership representative unless Ardent Sub has first given the Members notice of the contemplated action and received the Approval of the Members to the contemplated action.

7.6 Fiscal Year. Except as otherwise required by tax law, the Company’s fiscal year shall be the calendar year.

VIII	RIGHTS, OBLIGATIONS, AND INDEMNIFICATION OF THE MANAGER.

8.1 Rights of the Manager. Except as otherwise set forth in the Act, the Certificate, or this Agreement and subject to the Legal Requirements, the Board of Directors shall have overall oversight and ultimate authority over the affairs of the Company. Subject to this general principle, and subject to the limitations imposed upon the Manager in this Agreement (including, without limitation, Sections 8.3 and 8.4 hereof) and in the Company Management Agreement and to the fiduciary obligations and limitations imposed upon it at law (to the extent not modified herein or in the Certificate) and by general principles of equity, the Manager shall manage the day-to-day operations of the Company and act on behalf of the Company pursuant to and in accordance with the terms of this Agreement and the Company Management Agreement. The Manager may take the following actions if, as, and when it deems any such action to be necessary, appropriate, or advisable, at the sole cost and expense of the Company, subject however in all respects to the limitations imposed on the Manager in this Agreement (including, without limitation, Sections 8.3 and 8.4 hereof) and the terms of the Company Management Agreement:

(a) Acquire and enter into any contract of insurance on behalf of the Company that the Manager deems necessary and proper for the protection of the Company, for the conservation of the Company’s assets, or for any purpose convenient or beneficial to the Company;

(b) Employ from time to time, on behalf of the Company, individuals (including employees of the Manager, the Ardent Member, or an Ardent Affiliate) on such terms and for such compensation as the Manager shall determine (but not in an amount that would be considered unreasonable or that would be considered an “excess benefit transaction” as defined in Section 4958 of the Internal Revenue Code and the regulations thereunder based upon the scope of an individual employee’s duties and responsibilities);

(c) Make decisions as to accounting principles and elections, whether for book or tax purposes (and such decisions may be different for each purpose, but if for book purposes such decisions must be consistent with generally accepted accounting principles and if for tax purposes such decisions must be consistent with the Code and the Regulations);

(d) Set up or modify record keeping, billing, and accounts payable accounting systems;

(e) Alienate, mortgage, pledge or otherwise encumber, sell, exchange, lease, or purchase real and/or personal property in fulfillment of the Company Purposes, in each case in the ordinary course of business; provided, however, that the Manager shall have no right to alienate, mortgage, pledge or otherwise encumber, sell, exchange, or lease any real and/or personal property constituting all or a portion of the Ardent Facilities or the UTHSCT Clinical Operations;

(f) Open checking and savings accounts, in banks or similar financial institutions, in the name of the Company, and deposit cash in such accounts and withdraw cash from such accounts as required for the Company Purposes in the ordinary course of business;

(g) Adjust, arbitrate, compromise, sue or defend, abandon, or otherwise deal with and settle any and all claims in favor of or against the Company, as the Manager shall, in its reasonable discretion, deem proper;

(h) Enter into, make, perform, and carry out all types of contracts, leases, and other agreements, and amend, extend, or modify any contract, lease, or agreement at any time entered into by the Company, provided that each such contract, lease, or agreement is (i) the result of an arm’s length transaction; (ii) representative of fair market value; and (iii) in the ordinary course of business;

(i) Execute, on behalf of and in the name of the Company, any and all contracts, leases, agreements, instruments, notes, certificates, titles, or other documents to which the Company will be a party; and

(j) Do all acts reasonably necessary to carry out the business for which the Company is formed (as described in Sections 3.1, 3.2, and 3.3) as delegated by the Board of Directors under this Agreement and the Company Management Agreement.

8.2 Rights to Rely on the Manager. No Person or governmental body dealing with the Company shall be required to inquire into, or to obtain any other documentation as to, the authority of the Manager to take any action permitted under Section 8.1 hereof. Furthermore, any Person or governmental body dealing with the Company may rely upon a certificate signed by the Manager as to the following:

(a) The identity of the Manager or any Member;

(b) The existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Manager or that are in any other manner germane to the affairs of the Company;

(c) The Persons who are authorized to execute and deliver any instrument or document of the Company; or

(d) Any act or failure to act by the Company on any other matter whatsoever involving the Company or any Member.

8.3 Specific Limitations on the Manager.

(a) Notwithstanding anything to the contrary in the Company Management Agreement, this Agreement, the Act, or the Certificate and subject to the Legal Requirements, the Manager shall be required to obtain the Approval of the Board in order to take any of the following actions as to, unless otherwise specified in this Section 8.3(a), the Company and the Company Facilities:

(i) Subject to the UTHSCT Member’s and Board of Regents’ ultimate authority for the UTHSCT Clinical Operations budget, approving the annual operating and capital budgets of the Company and the Company Facilities, and approving any material changes or amendments to such budgets to the extent that such changes or amendments exceed [***];

(ii) Approving the hiring or termination of the Chief Executive Officer of the Company, except that either the Category A Directors or the Category B Directors, by majority vote, may terminate the Chief Executive Officer as described in Section 10.4;

(iii) Approving the strategic and business plans of the Company and the Company Facilities, and any material changes or amendments thereto;

(iv) Approving any addition, modification, or termination of medical service lines at any of the Company Facilities;

(v) Modifying the charity care and self-pay patient discount policies to be utilized at the Company Facilities, as provided in Section 12.5 of this Agreement;

(vi) Approving any Material Contract;

(vii) Establishing, evaluating, or modifying the programs relating to quality and outcomes to be implemented at the Company Facilities;

(viii) Approving, upon the request of a Member, any waiver of the covenants not to compete set forth in this Agreement; provided, however, that such action shall be approved only upon the majority vote of the class of directors chosen by the Member that is not requesting such waiver or allegedly violating such provision;

(ix) Engaging in any merger, consolidation, share exchange, or reorganization of the Company, or sale or other transfer of all or substantially all of the assets of the Company;

(x) The direct or indirect disposition of any of the Company Facilities or any material portion thereof, whether in a single transaction or series of related transactions;

(xi) Directly or indirectly acquiring or disposing of any health care related facility/operation of the Company Facilities or any significant assets related to the Company Facilities;

(xii) Approving any proposal to make capital improvements at any of the Company Facilities (other than capital improvements that are specifically contemplated by the approved operating and capital budgets of the Company or the Company Facilities or have otherwise received the Approval of the Board) in an amount in excess of [***];

(xiii) Entering into any new line of business for the Company or the Company Facilities, except in accordance with the terms of Article X;

(xiv) Entering into, on behalf of the Company or the Company Facilities, any contract to incur an obligation to repay borrowed money or any contract that would prohibit, or create any limitations upon, the making of distributions to the Members;

(xv) Approving a request for Optional Capital Contributions;

(xvi) Changing the general character of the business anticipated to be conducted by the Company or the Company Facilities on the date hereof (it being understood and agreed that such business is the governance, management, and operation of health care related facilities and the delivery of health care services);

(xvii) Electing not to distribute Distributable Cash;

(xviii) Entering into or modifying any agreement, arrangement, or other business dealings between the Company and the Ardent Member or any Ardent Affiliate (including, without limitation, the Company Management Agreement and the ETMC Facilities Management Agreement); provided, however, that such action shall be approved only upon the majority vote of the Category A Directors;

(xix) Entering into or modifying any agreement, arrangement, or other business dealings between the Company and the UTHSCT Member or any Affiliate of UTHSCT (including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System) (including, without limitation, the Purchased Services Agreement and the Trademark License Agreement); provided, however, that such action shall be approved only upon the majority vote of the Category B Directors;

(xx) Approving the budgets and operating plans that support the Members’ Academic Affiliation and research endeavors described in the Academic Affiliation Agreement;

(xxi) Adjusting, arbitrating, compromising, suing or defending, abandoning, or otherwise dealing with any and all claims (including any material government investigations) actually made, or threatened in writing, against the Company or involving the Company Facilities, subject to subsection (v) of the Legal Requirements, to the extent that such claim(s) could result in the loss of any license, permit, or accreditation of any of the Company Facilities or the implementation of sanctions under any financial health care program (including Medicare or Medicaid), including expulsion or suspension of the entry into a corporate integrity or settlement agreement, or could result in potential damages in excess of [***];

(xxii) Making determinations as to the accreditation of any of the Company Facilities or any of their programs or services by any accreditation organization;

(xxiii) Making determinations as to the party who will provide managed care contracting services on behalf of the Company Facilities; or

(xxiv) Creating any subsidiary of the Company (other than any subsidiary existing as of the date of this Agreement).

For the avoidance of doubt and notwithstanding anything herein to the contrary, (i) the Company’s rights and obligations as to the governance, management, and control of the UTHSCT Clinical Operations exist as expressly granted in this LLC Agreement, and (ii) the Manager’s rights and obligations as to the management of the UTHSCT Clinical Operations exist as expressly granted in the UTHSCT Clinical Operations Management Agreement and as delegated by the Company to Manager under the terms of the Company Management Agreement.

(b) Notwithstanding anything to the contrary in this Agreement or the Act, without the Approval of the Members, neither the Board of Directors nor the Manager shall have a right to do any of the following acts as to, unless otherwise specified in this Section 8.3(b), the Company and the Company Facilities:

(i) To establish or change the mission, values, or purposes of the Company and the Company Facilities or the philosophy according to which the Company and the Company Facilities shall operate;

(ii) To incur any third-party indebtedness on behalf of the Company or the Company Facilities (other than debt that is specifically contemplated by the approved operating and capital budgets of the Company) if the aggregate principal amount of such indebtedness and all other third-party indebtedness of the Company would exceed [***] or would require the guaranty of either or both Members;

(iii) To approve any change in the name of the Company or any of the Company Facilities;

(iv) To amend, restate or terminate this Agreement (including all exhibits and schedules hereto) or the Certificate, except as provided in Section 22.11 hereof;

(v) To amend, restate, or terminate the ETMC Facilities Management Agreement, the Company Management Agreement, the UTHSCT Clinical Operations Management Agreement, the Academic Affiliation Agreement, or the Purchased Services Agreement;

(vi) To adjust, arbitrate, compromise, or settle any material claims against the Company or the Company Facilities (subject to subsection (v) of the Legal Requirements), to the extent that such claims are not covered by the Company’s insurance policies and would result in the Company’s incurrence of a liability in excess of [***];

(vii) To approve the selection of any party other than EY (formerly known as Ernst & Young LLP) to serve as the Company’s external auditor;

(viii) To admit any additional Members or issue additional Units, except in accordance with the provisions of Article XIV hereof;

(ix) To recognize the transfer of a Member’s interest in the Company, unless such transfer is in compliance with the provisions of Article XIV hereof;

(x)	Subject to Article XVII of this Agreement, to dissolve or liquidate the Company or the Company Facilities at will;

(xi) To do any act in contravention of this Agreement (including any act that would give rise to a Legal Requirements Compliance Event);

(xii) To change or reorganize the Company into any other legal form or take any action that would cause such change or reorganization; or

(xiii) Knowingly to perform any act that would subject any Member to liability as a general partner in any jurisdiction.

8.4 Management Obligations of the Manager. Subject to the terms and conditions of the Company Management Agreement, the Manager shall devote such time to the business of the Company as may be necessary to fulfill the Company Purposes and manage and supervise the Company business and affairs. Nothing in this Agreement shall preclude the Manager, at the expense of the Company, from contracting with or employing any Affiliate of a Member or a third party to provide management or other services to the Company.

8.5 Compensation of the Manager. As its sole compensation and consideration for the performance of its duties and responsibilities as Manager, the Manager shall be entitled to receive a monthly management fee as set forth in the Company Management Agreement.

8.6 Independent Activities. Except as provided in Section 10.1 hereof and in the Company Management Agreement, the Manager, the Members, and any of their Affiliates may engage in or possess interests in other business ventures of every nature and description, independently and with others, whether such activities are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company, any Member, or their Affiliate.

IX	RIGHTS AND STATUS OF MEMBERS.

9.1 General. Except to the extent expressly otherwise required by the Act or provided in this Agreement, the Members shall not take part in the management or control of the Company business, such powers being vested exclusively in the Board of Directors and the Manager as provided herein and in the Company Management Agreement.

9.2 Limitation of Liability. No Member shall have any personal liability whatever, solely by reason of its status as a Member of the Company, whether to the Company, the Manager, another Member, or any creditor of the Company, for the debts of the Company or any of its losses beyond the amount of the Member’s obligation to contribute its Initial Capital Contribution to the Company.

X	SPECIAL RIGHTS AND COVENANTS OF THE MEMBERS.

10.1 Covenant Not to Compete; Exclusivity.

(a) In consideration of the premises and as a material inducement for the Ardent Member and the UTHSCT Member to enter into this Agreement and consummate the transactions contemplated hereby, each Member and its respective Affiliates agree that while such Member is a member of the Company, it will not (other than through the Company), directly or indirectly, in any capacity, own, manage, operate, control, maintain, or continue any interest whatsoever in any Competing Business except in accordance with this Section 10.1(a). The Member or its Affiliate desiring to directly or indirectly, in any capacity, own, manage, operate, control, maintain, or continue any interest whatsoever in any Competing Business shall provide the Company [***] prior written notice describing in reasonable detail the proposed activity or service (including its location), a proposed plan for structuring the acquisition or implementation of the proposed activity or service, a proposed plan for capitalizing the proposed activity or service, a copy of any offering materials obtained in connection with the proposed activity or service, a copy of any financial projections prepared in connection with an evaluation of the proposed activity or service, and any other information reasonably requested by the Board of Directors. In the event that the Board of Directors, after considering the proposed activity or service, does not vote within the [***] notice period to pursue the opportunity (and the Member that presents the opportunity or its representatives on the Board of Directors shall not have been the cause of the Company not pursuing the opportunity, for example, by voting “against” approval of the opportunity, abstaining from voting, or not voting), the Member that presents the opportunity or its respective Affiliates may pursue the opportunity (“Permission to Pursue”); however, if the Member or its respective Affiliate (i) materially changes the terms of the proposed activity or service from those terms presented to the Company or (ii) does not consummate the proposed activity or service within [***] of receiving the Permission to Pursue such proposed activity or service, such Permission to Pursue shall be revoked, unless an exception is made by the non-presenting Member. If the Member or its Affiliate wishes to pursue the proposed activity or service on the materially different terms from those previously presented to the Board of Directors or at a future date, the Member or its Affiliate may provide the Company [***] prior written notice of the proposed activity or service, consistent with the terms described above in this Section 10.1(a), and seek to obtain Permission to Pursue the proposed activity or service.

(b) Notwithstanding Section 10.1(a), the UTHSCT Member (i) may own stock in any publicly held corporation listed on a national securities exchange or whose stock is regularly traded in the over the counter market as long as such holding at no time exceeds [***] of the total outstanding stock of such corporation; (ii) may continue to own and operate the businesses described on Exhibit 10.1; (iii) shall not be precluded from participating in activities that promote health care services for residents of the communities historically served by UTHSCT or its Affiliates (including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System); and (iv) shall not be precluded from providing undergraduate and graduate medical education and similar educational programming and training or engaging in independent clinical research outside the scope of clinical research programs jointly developed by the Members under the Academic Affiliation Agreement. Notwithstanding anything to the contrary in this Agreement, this covenant not to compete in no way limits the ability of The University of Texas System or other institutions of The University of Texas System from pursuing any business or academic activities, including those that may involve UTHSCT as a component institution of The University of Texas System.

10.2 Limitation. In the event of an actual or threatened breach by any Member of Section 10.1 hereof, the Company acting through the non-breaching Member shall be entitled to an injunction in any appropriate court in Dallas County, Smith County, or Travis County in Texas or elsewhere restraining the actual or threatened breach by such Member. If a court shall hold that the duration and/or scope (geographic or otherwise) of the covenant contained in Section 10.1 hereof is unreasonable or otherwise unenforceable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of Section 10.1, and as so modified, Section 10.1 of this Agreement shall be as fully enforceable as if set forth herein by the parties in the modified form. Nothing herein stated shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages. In the event of any breach of Section 10.1 by a Member and in addition to an injunction, the Company shall also be entitled to recover the net amount of fees and other compensation earned by a Member as a result of any such breach, plus any other damages a court of competent jurisdiction may find appropriate. The time period set forth in Section 10.1 shall be tolled and suspended for a period of time equal to the aggregate period of time during which a Member violates such prohibitions in any respect. Notwithstanding anything herein to the contrary, the parties acknowledge that nothing herein is intended to waive or limit UTHSCT’s sovereign immunity from suit and liability.

10.3 No Requirement to Refer. No provision of this Agreement, or the relationship between the parties created by this Agreement, is intended by the parties hereto to include an agreement or requirement that any physician who is affiliated with any of the Ardent Member or the UTHSCT Member (collectively referred to as the “Affiliated Referring Providers”) utilize the services or otherwise direct patients to the Company Facilities or other facilities operated by the Company or its Affiliates or as an inducement to the Affiliated Referring Providers to make any such referral. Nothing in this Agreement shall be construed as prohibiting Affiliated Referring Providers from obtaining or maintaining medical staff membership at, or admitting patients to, health care facilities other than the Company Facilities or other health care facilities operated by the Company. The parties hereto agree that the benefits under this Agreement do not require, are not payment for, and are not in any way contingent upon, the admissions, referral, or other arrangement for the provision of any items or service reimbursed under Medicare, Medicaid, or any other state or federal health care program.

10.4 Special Rights Regarding Termination of Chief Executive Officer. Notwithstanding anything to the contrary in this Agreement, the Category A Directors (by majority vote) shall have (i) the sole and exclusive right to terminate the Chief Executive Officer of the Company due to the Chief Executive Officer’s failure to ensure that the Company is operating consistently with the requirements of Section 3.3 hereof; and (ii) the unilateral, but not exclusive, right to terminate the Chief Executive Officer of the Company for any other reason. Any action taken by the Category A Directors pursuant to the preceding sentence shall be deemed to have been Approved by the Board for all purposes and regardless of the Sharing Percentage held by UTHSCT under this Agreement. The Category B Directors (by majority vote) shall have the unilateral, but not exclusive, right to terminate the Chief Executive Officer of the Company for any reason other than the Chief Executive Officer’s failure to ensure that the Company is operating consistently with the requirements of Section 3.3 hereof. Any action taken by the Category B Directors pursuant to the preceding sentence shall be deemed to have been Approved by the Board for all purposes under this Agreement. In the event that either the Category A Directors or the Category B Directors wish to exercise the right to terminate the Chief Executive Officer pursuant to this Section 10.4, the party wishing to exercise such right shall give written notice of the same to the Members no fewer than [***] prior to such termination and shall consult with the Members regarding the exercise of such right prior to such termination.

XI	MEETINGS AND MEANS OF VOTING.

11.1 Meetings of the Members. Meetings of the Members may be called by the Manager and shall be promptly called upon the written request of any one or more Members who own in the aggregate [***] or more of the aggregate Units in the Company. The notice of a meeting shall state the nature of the business to be transacted at such meeting, and actions taken at any such meeting shall be limited to those matters specified in the notice of the meeting. Notice of any meeting shall be given to all Members not less than ten (10), and not more than thirty (30), days prior to the date of the meeting. Members may vote in person or by proxy at such meeting.

Except as otherwise expressly provided in this Agreement or required by the express provisions of the Act, the Approval of the Members shall be the requisite vote of the Members that shall control all decisions for which the vote of the Members is required hereunder. Each Member’s voting rights shall be the same as that Member’s number of Units at the time of the vote. The presence of any Member at a meeting shall constitute a waiver of notice of the meeting with respect to such Member unless such Member attends the meeting for the sole purpose of objecting to the holding of such meeting. The Members may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. A Member’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

11.2 Vote By Proxy. Any Member may authorize any Person to act on the Member’s behalf by proxy on all matters in which a Member is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member authorizing such proxy or such Member’s attorney-in-fact. No proxy shall be valid after the expiration of [***] months after the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

11.3 Conduct of Meeting. Each meeting of Members shall be conducted by the Chairman of the Board of Directors or by a Person appointed by the Board of Directors. The meeting shall be conducted pursuant to such rules as may be adopted by the Board of Directors or the Person appointed by the Board of Directors for the conduct of the meeting.

11.4 Action Without a Meeting. Notwithstanding anything to the contrary in this Agreement, any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing setting forth the action so taken is Approved by the Members, which consent may be executed in multiple counterparts and by facsimile. In the event any action is taken pursuant to this Section 11.4, it shall not be necessary to comply with any notice or timing requirements set forth in Sections 11.1 or 11.2 hereof. Prompt written notice of the taking of action without a meeting shall be given to the Members who have not consented in writing to such action.

11.5 Closing of Transfer Record; Record Date. For the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or any reconvening thereof or to act by consent, the Manager may provide that the transfer record shall be closed for at least [***] days immediately preceding such meeting (or such shorter time as may be reasonable in light of the period of the notice) or the first solicitation of consents in writing. If the transfer record is not closed and if no record date is fixed for determining the Members entitled to notice of or to vote at a meeting of Members or to act by consent, the date on which the notice of the meeting is mailed, or the first written consent is received by the Manager, shall be the record date for such determination.

XII	BOARD OF DIRECTORS.

12.1 Board of Directors. Except as otherwise provided in this Agreement, effective for all purposes on the Commencement Date of this Agreement, the Members shall form a board of directors of the Company (the “Board of Directors”) to have overall oversight and ultimate authority over the affairs of the Company, to consider those matters pertaining to the business of the Company for which Approval of the Board is required, and to provide oversight of the activities of the Manager, each Board of Trustees, and the Board of Advisors. The Board of Directors shall consist of ten (10) members, with five (5) members being elected or appointed by the UTHSCT Member (the “Category A Directors”) and five (5) members being elected or appointed by the Ardent Member (the “Category B Directors). Notwithstanding the foregoing, from and after either (i) the date upon which the UTHSCT Member sells, assigns, or transfers all or any portion of its Units to any Person other than an Affiliate of UTHSCT (including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System) or an Ardent Affiliate or (ii) at the election of the Ardent Member, the first date upon which the Sharing Percentage of the UTHSCT Member is less than [***], then the Board of Directors shall consist of exactly ten (10), and no more than ten (10), members, and the Ardent Member and the UTHSCT Member shall be entitled to elect to the Board of Directors the following number of directors, respectively: (a) if the Sharing Percentage of the UTHSCT Member is greater than [***] but less than [***], then the Ardent Member shall elect eight (8) directors and the UTHSCT Member shall elect two (2) directors; and (b) if the Sharing Percentage of the UTHSCT Member is [***] or less, then the Ardent Member shall elect nine (9) directors and the UTHSCT Member shall elect one (1) director. Each individual selected to serve on the Board of Directors shall serve for a term of one (1) to three (3) years, at the discretion of the Member having the right to elect or appoint such individual, and thereafter until his successor is elected or appointed, unless he sooner resigns or is removed. A member of the Board of Directors may be removed at any time without cause by only that Member having the initial right to elect or appoint such individual. The unexpired term of a director who resigns or is removed shall be filled by an individual appointed by only the Member having the initial right to elect or appoint such individual to the Board of Directors. The Category A Directors shall elect annually the Chairman of the Board of Directors, who shall preside over all the meetings of the Board of Directors. The office of the Chairman of the Board of Directors shall not be an executive office of the Company.

12.2 Manner of Exercise of Board of Directors’ Authority. All responsibilities of the Board of Directors under this Agreement shall be exercised by the Board of Directors as a body, and no member of the Board of Directors, acting alone, shall have the authority to act on behalf of the Company or the Board of Directors. In no event shall the Board of Directors (or any member thereof) be deemed a manager under the Act or have the authority to act on behalf of, or to bind in any way, the Company. The actions of the Board of Directors shall be carried out by the Manager as provided for in this Agreement and the Company Management Agreement.

12.3 Meetings of the Board of Directors. The Board of Directors shall hold regular meetings on at least a quarterly basis. In addition, each member of the Board of Directors shall be available at all reasonable times to consult with other members of the Board of Directors on matters relating to the duties of the Board of Directors. Meetings of the Board of Directors shall be held at the call of the Manager, the Chairman of the Board of Directors, or any three (3) members of the Board of Directors requesting such meeting through such Chairman, upon not less than [***] business days written or telephonic notice to the members of the Board of Directors, such notice specifying all matters to come before the Board of Directors for action at such meeting. The presence of any member of the Board of Directors at a meeting shall constitute a waiver of notice of the meeting with respect to such member unless such member attends the meeting for the sole purpose of objecting to the holding of such meeting. The members of the Board of Directors may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. A member’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement. Except as otherwise herein provided, the Category A Directors and the Category B Directors shall each as a class determine the number thereof that shall constitute a quorum of the members in such category (but in no event shall a quorum consist of fewer than two (2) directors in each category) and shall notify the members in the other category of such number. Except as otherwise herein provided, no action taken by a category of members of the Board of Directors at any meeting shall be valid unless a quorum for such category is present. Members may vote in person or by proxy at such meeting.

12.4 Boards of Trustees. Effective for all purposes on the Commencement Date of this Agreement, the Board of Directors shall form a board of trustees for each of the Ardent Facilities that operates as a hospital (each, a “Board of Trustees”). The Board of Directors shall have the authority to appoint additional or replacement Trustees to each Board of Trustees. Each Board of Trustees shall consist of twelve (12) members (or such other number of members as the Board of Directors shall determine is appropriate). The members of each Board of Trustees shall include both physicians from the respective hospital’s active medical staff and local community leaders. The Chief Executive Officer (or other chief administrative officer) of each hospital shall be an ex officio, non-voting member of such hospital’s Board of Trustees. Each individual selected to serve on a Board of Trustees shall serve for a term of one (1) year and thereafter until his successor is elected or appointed, unless he sooner resigns or is removed. Each Board of Trustees shall meet on a regular basis and have the following responsibilities: (a) adopting a vision, mission, and values statement for the hospital consistent with Section 3.1 and 3.3; (b) participating in development and review of operating and capital budgets and facility planning and advising the Board of Directors of the Company with respect to the same (it being understood that ultimate authority for budgets and planning resides with the Board of Directors); (c) participating in periodic evaluations of the Chief Executive Officer (or other chief administrative officer) of the hospital; (d) monitoring performance improvement at the hospital; (e) granting medical staff privileges and, when necessary and with the advice of counsel, taking disciplinary action consistent with the hospital and medical staff bylaws; (f) assuring medical staff compliance with the requirements of any accreditation agency or body (with the advice of counsel); (g) supporting physician recruitment efforts; (h) fostering community relations and identifying service and educational opportunities; and (i) performing such other activities and duties as may be directed or delegated to it by the Board of Directors. Effective for all purposes on the Commencement Date of this Agreement, the Board of Directors shall form and maintain a Board of Advisors for the UTHSCT Clinical Operations, as defined and described in the UTHSCT Clinical Operations Management Agreement (“Board of Advisors”).

12.5 Charity and Self-Pay Discount Policy. The Board of Directors shall adopt and maintain as its policy concerning charity care and self-pay patient discounts the policy attached as Exhibit 12.5. The Board of Directors may update such policy so long as the revised policy is Approved by the Board and provides a similar or greater benefit to the community. The Company shall cause the Company Facilities to become and remain eligible to participate in the Medicare and Medicaid programs. The Company shall cause each of the Company Facilities that operates as a full-service acute care hospital to maintain a 24-hour emergency department that complies with applicable federal and state laws with respect to the evaluation and treatment of patients who present or are determined to have an emergency medical condition, or who, in the judgment of a staff physician, have an immediate emergency need. No emergency patient shall be turned away from any such hospital because of age, race, gender, insurance status, inability to pay, or any other non-clinical factor that is not relevant to the provision of medical services. This covenant shall be subject in all respects to changes in governmental law, policy, or regulation.

12.6 Governance Failures.

(a) A “Governance Failure” shall be deemed to have occurred if the Category A Directors and the Category B Directors or the Members, as applicable, have been unable to resolve a dispute for a period of at least [***] months (“Deadlock Period”) with respect to any of the following:

(i) The annual operating and capital budgets of the Company or the Company Facilities or any material changes or amendments to such budgets to the extent that such changes or amendments exceed [***];

(ii) Any proposal to add, modify, or terminate medical service lines at the Company Facilities;

(iii) The establishment, evaluation, or modification of the quality and performance metrics and programs implemented at the Company Facilities;

(iv) Any proposal to incur additional indebtedness in excess of [***] of the Company’s total assets (other than debt that is specifically contemplated by the operating and capital budgets of the Company as Approved by the Board);

(v) Any request for Optional Capital Contributions by the Members (other than Optional Capital Contributions that are specifically contemplated by the operating or capital budgets of the Company as Approved by the Board); or

(vi) Compliance with the UTHSCT Management Parameters (other than the events that may trigger a Legal Requirements Compliance Event, which are addressed in Section 12.7) or the Trademark License Agreement.

(b) It is the intention of the parties that the members of the Board of Directors and the Members shall act reasonably and in good faith to avoid or promptly resolve any Governance Failure. Subsequent to the Deadlock Period, either Member may initiate the dispute resolution process set forth in Article XIII to resolve the Governance Failure matter by providing to the other Member a Notice of Dispute Resolution Process, as further described in Section 13.1.

12.7 Failure to Resolve A Legal Compliance Event.

(a) In the event that, in the reasonable written opinion of outside legal counsel for the UTHSCT Member, (i) any action of the Company that, if Approved by the Board or the Members (or any failure of the Company to receive the Approval of the Board or the Members for an action as required in Article VIII), would cause the continued participation of the UTHSCT Member in the Company to jeopardize the UTHSCT

Member’s compliance with the Legal Requirements or (ii) the enactment, promulgation, or judicial or regulatory interpretation of any law or regulation would cause the continued participation of the UTHSCT Member in the Company to jeopardize the UTHSCT Member’s compliance with the Legal Requirements (collectively, a “Legal Requirements Compliance Event”), the UTHSCT Member shall provide the Ardent Member with written notice that includes (x) a detailed description of the specific action, inaction, operation, activity, enactment, promulgation, or judicial or regulatory interpretation that results in the Legal Requirements Compliance Event, (y) the legal or other basis supporting the determination that the UTHSCT Member’s continued participation in the Company jeopardizes the UTHSCT Member’s compliance with the Legal Requirements, and (z) a description of one or more remedies proposed by the UTHSCT Member to cure the Legal Requirements Event (“Notice of Legal Requirements Compliance Event.”). As promptly as possible but in no event later than [***] following receipt of a Notice of Legal Requirements Event, the Members shall enter into good faith negotiations to prevent or alter the Company’s action or proposed action, amend this Agreement, or otherwise restructure the UTHSCT Member’s participation in the Company as necessary to prevent such result. To the maximum extent possible, any resolution of a Legal Requirements Compliance Event shall preserve the underlying economic, financial, and governance arrangements between the Members.

(b) In the event that, within [***] following receipt of a Notice of Legal Requirements Event, the parties cannot reach a resolution of a Legal Requirements Compliance Event, including any dispute regarding the existence of a Legal Requirements Compliance Event or whether the Legal Requirements Compliance Event has been cured (a “Legal Compliance Event Resolution”), the Members shall resolve the dispute in accordance with the dispute resolution process in Article XIII.

XIII	DISPUTE RESOLUTION.

13.1 Notice of Dispute Resolution Process. If a Member is required or permitted by this Agreement to commence the dispute resolution process set forth in this Article XIII as a result of a Governance Failure or inability to reach a Legal Requirements Compliance Event Resolution (collectively, “Dispute”), such Member shall provide a written notice to the other Member stating such fact as well as the basis for the Dispute (“Notice of Dispute Resolution Process”).

13.2 Good Faith Negotiations by Board of Directors. Within [***] following receipt of the Notice of Dispute Resolution Process, the Category A Directors and the Category B Directors shall negotiate in good faith for a period of [***] in an effort to resolve the Dispute. If applicable to the nature of the Dispute, the Directors shall give priority to the fulfillment by the Company of the Legal Requirements, the Standards, the Ardent Mission, the UTHSCT Mission, and Section 3.3(b) hereof in reaching such resolution. The Board of Directors shall meet a minimum of [***] times during such period to attempt to resolve the Dispute and shall hold such meetings in person to the extent practicable.

13.3 Good Faith Negotiations by Executives. In the event that, by the end of the [***] period referred to in Section 13.2, the Dispute has not been resolved pursuant to the procedures set forth in Section 13.2, the President of UTHSCT or his/her designee and the Chief Executive Officer of Ardent Parent or his/her designee shall meet to attempt to resolve the Dispute and shall hold such meeting in person to the extent practicable.

13.4 Mediation. If the Dispute is still not resolved after such executive meeting(s), the Category A Directors and the Category B Directors shall act in good faith to resolve the Dispute by mutually selecting, engaging, and meeting with an individual who will serve as a mediator for the purpose of resolving the Dispute. The mediator shall be a person qualified under the Texas Alternative Dispute Resolution Procedures Act or the rules and procedures of the American Health Lawyers Association Alternative Dispute Resolution Service. If the Directors are unable to agree upon a qualified person, the mediator shall be appointed by a state district judge or pursuant to the rules and procedures of the American Health Lawyers Association Alternative Dispute Resolution Services. The mediation shall take place (and be completed) as soon as reasonably possible in Dallas County, Smith County, or Travis County in Texas, unless otherwise Approved by the Board. If applicable to the nature of the Dispute, the mediator shall give priority to the fulfillment by the Company of the Standards, the Legal Requirements, the Ardent Mission, the UTHSCT Mission, and Section 3.3(b) hereof in reaching such resolution. The Members agree to participate in the mediation of the Dispute to its conclusion. The parties shall participate in the mediation in good faith and in accordance with the recommendations of the mediator and shall follow the procedures for mediation as suggested by the mediator. The parties shall be represented in the mediation by a person with authority to settle the Dispute. The mediation shall be terminated by: (i) the execution of a settlement agreement or similar statement by the parties, (ii) a written declaration of the mediator that the mediation is terminated, or (iii) a written declaration by the parties following no fewer than [***] of mediation to the effect that the mediation process is terminated. The mediator shall be disqualified as a witness, expert, or counsel for any party with respect to the Dispute and any related matters. The entire mediation process shall be confidential to the extent permitted by law, and no conduct, statements, promises, offers, views, or opinions associated with the mediation process shall be discoverable or admissible in any legal proceeding for any purpose; provided, however, that evidence that is otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation. The Company shall pay the reasonable fees and related expenses of the mediator.

13.5 Right to Invoke Wind-Down Remedy. If the parties are unable to resolve a Dispute in mediation, then either party may, within [***] following the termination of the mediation as described in Section 13.4, provide written notice (the “Wind-Down Notice”) to the other party of its election to terminate this Agreement and such Member’s participation in the Company and invoke the remedy (the “Wind-Down Remedy”) set forth in Section 13.6. Such Wind-Down Notice may also be provided if the parties are unable to resolve a dispute under the Academic Affiliation Agreement dispute resolution process, as described in Article 14 of such agreement.

13.6 Wind-Down Process.

(a) In the event that either party has, pursuant to Section 13.5, Section 16.3, or Section 16.4 of this Agreement, provided a Wind-Down Notice to the other party electing to terminate this Agreement and such Member’s participation in the Company and invoke the remedy (the “Wind-Down Remedy”) set forth in this Section 13.6, the Members shall begin the orderly winding down of the Company as promptly as possible following the date of the Wind-Down Notice. The winding down of the Company shall be undertaken in a manner designed to prevent significant disruption to the UTHSCT Clinical Operations and the operations of the Ardent Facilities. The Members will use commercially reasonable efforts to conclude such orderly winding down of the Company within [***] following the date of the Wind-Down Notice (or such other period as the Members agree is appropriate under the circumstances) (the “Wind-Down Period”). At the expiration of the Wind-Down Period, the Company shall be dissolved in accordance with Section 17.1(d) of this Agreement.

(b) Each Member shall act reasonably and in good faith to achieve the orderly winding down of the Company contemplated in paragraph (a) above and shall use commercially reasonable efforts to comply with the mutual commitments set forth below:

(i) The Members shall reasonably and in good faith determine the net values of the assets of the Combined System, and each Member shall be entitled to receive distributions, either in property or cash, with an aggregate value equal to its Sharing Percentage of the aggregate of such net values;

(ii) The Members shall make reasonable and good faith efforts to place each Member in a position comparable to such Member’s position immediately prior to the Commencement Date of the Agreement, subject to Section 13.6(b)(i);

(iii) Each Member shall be entitled to receive in the wind-down process (A) any assets that it contributed to the Company or the fair market value thereof and (B) the wind-down settlement payment, if any, to which such Member is entitled pursuant to the provisions set forth in Exhibit 13.6(b)(iii);

(iv) To the extent reasonably possible, the Ardent Facilities Working Capital Line of Credit, the UTHSCT Working Capital Line of Credit, any loans from Ardent Sub or any Ardent Affiliate to the Company, and any loans from UTHSCT or any Affiliate of UTHSCT (including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System) to the Company shall be repaid or otherwise satisfied;

(v) Any property developed by the Company or jointly developed by the Members under this Agreement shall be fairly and equitably allocated between the Members or disposed of for its fair market value and the proceeds thereof distributed in accordance with the Members’ Sharing Percentages;

(vi) Any property purchased by the Company under this Agreement shall be fairly and equitably allocated between the Members or disposed of for its fair market value and the proceeds thereof distributed in accordance with the Members’ Sharing Percentages;

(vii) The Members’ commitments to each other as set forth in this Agreement shall be automatically adjusted and reduced as the activities and operations of the Company are reduced or terminated, subject to Section 13.6(b)(xii);

(viii) Any joint actions by the Members shall at all times comply with applicable antitrust laws and shall be reduced and eliminated as soon as reasonably possible;

(ix) To the extent reasonably possible, all Company-wide third party contractual commitments shall be completed, terminated, transitioned, assigned, or otherwise resolved by the expiration of the Wind-Down Period;

(x) All third party payor contracts in respect of the Company Facilities shall remain in place until expiration of the then current terms of such contracts;

(xi) Until the expiration of the Wind-Down Period, the Company Facilities shall be operated in accordance with the annual operating budgets, annual capital budgets, and annual strategic plans that most recently received the Approval of the Board (the “Final Approved Budgets”); provided, however, that with respect to any new fiscal year that begins during the Wind-Down Period, the Final Approved Budgets shall be increased by the percentage increase, if any, in the Consumer Price Index for the period beginning on the date upon which the Final Approved Budgets received the Approval of the Board and ending on the first day of any new fiscal year that begins during the Wind-Down Period;

(xii) The wind-down provisions in the Academic Affiliation Agreement shall govern the wind down of the activities addressed in the Academic Affiliation Agreement.

(xiii) Except as otherwise provided in this Section 13.6(b), all terms and provisions of this Agreement and the Related Agreements (including, without limitation, the Trademark License Agreement) shall continue to apply until the expiration of the Wind-Down Period.

(xiv) The undergraduate and graduate medical education and similar educational programming conducted at the Company Facilities shall not be adversely affected by the termination.

(xv) Following the expiration of the Wind-Down Period, the Members shall reasonably and in good faith cooperate with each other (including, but not limited to, providing one another with reasonable access to information) regarding liability claims, regulatory matters, or other legal issues relating to services provided or activities occurring at the Company Facilities during the term of the Agreement.

13.7 Special Provision Addressing Budget Deadlocks. Notwithstanding the foregoing, in the event the Board of Directors should be deadlocked with respect to the approval of an annual capital budget or an annual operating budget respecting the Company or the Company Facilities, the Manager shall have the right, power, and authority to make expenditures on behalf of the Company for budgeted items in amounts up to the following: (a) with respect to each item of operating expense other than taxes and insurance, an amount equal to the amount set forth in the most recent annual operating budget that has received the Approval of the Board, increased by the percentage increase, if any, in the Consumer Price Index for the period beginning on the date upon which such most recent annual operating budget received the Approval of the Board and ending on the first day of the fiscal year in which such expenditure is to be made; (b) with respect to each item relating to taxes and insurance, an amount equal to the amount of the actual expense incurred by the Company in respect of such item; and (c) with respect to each item of capital improvement or capital expenditure, an amount equal to but not to exceed the amount deemed reasonably necessary by the Manager to preserve the safety of the Company Facilities, their patients, and other occupants, to avoid the suspension of any services provided by the Company Facilities, or to preserve the accreditation of the Company Facilities and their services. Notwithstanding the foregoing, if any emergency involving manifest danger to life or property exists with respect to which expenditures are necessary for the preservation or safety of the Company Facilities, for the safety of the patients and other occupants of the Company Facilities, or to avoid the suspension of any necessary service to the Company Facilities, such expenditures may be made by the Manager without the prior Approval of the Board. Nothing in this Section 13.7 shall authorize or empower the Manager to make a request for Optional Capital Contributions in contravention of Section 4.2 or to obligate the Members to make Optional Capital Contributions to the Company.

XIV	TRANSFER OF RIGHTS AND ADDITIONAL MEMBERS.

14.1 Transfers by Members. Except as otherwise set forth in this Section 14.1, a Member may not sell, assign (by operation of law or otherwise), transfer, pledge, or hypothecate all or any part of its interest in the Company (either directly or indirectly through the transfer of the power to control, or to direct or cause the direction of the management and policies of, such Member) without the Approval of the Members. If a Member receives the Approval of the Members, it may sell its interest in the Company if the following conditions are satisfied:

(a) The sale, transfer, or assignment is with respect to one or more Units;

(b) The Member and its transferee execute, acknowledge, and deliver to the Manager such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the Manager;

(c) Unless waived in writing by the Manager, the Member delivers to the Manager an opinion of counsel satisfactory to the Manager covering such securities and tax law issues and other aspects of the proposed transfer as the Manager may reasonably request;

(d) The Member furnishes to the transferee a written statement showing the name and taxpayer identification number of the Company in such form and together with such other information as may be required under Section 6050K of the Code and the Regulations thereunder; and

(e) The Member pays the Company a transfer fee that is sufficient to pay all reasonable expenses of the Company (which shall include any and all expenses of the Manager) in connection with such transaction.

Notwithstanding the foregoing restriction, the following shall not be deemed to violate the restrictions contained in this Section 14.1:

(w) transfers pursuant to Section 16.1;

(x) the transfer by a Member to one of its Affiliates (to include for this purpose (A) as to UTHSCT, The University of Texas System, the Board of Regents, and another institution of The University of Texas System and (B) as to Ardent Sub, any Person or Persons that “control” EGI-AM) so long as such transferee assumes all of the respective Member’s obligations under this Agreement, including the obligation to contribute the Adjusted Earnings to the Company consistent with Section 3.7;

(y) the transfer by a Member to any Person of the power to control, directly or indirectly, or to direct or cause, directly or indirectly, the direction of the management and policies of such Member, whether through the ownership of voting securities, by contract, or otherwise; and

(z) the pledge, hypothecation, or use as a guaranty by the Ardent Member of its interest in the Company or the Ardent Facilities to a financial institution or other institutional lender as collateral for loans or other indebtedness, so long as such pledge, hypothecation, or use as a guaranty protects the UTHSCT Member’s right to Distributable Cash in the event of a default in connection with such pledge, hypothecation, or use as a guaranty.

Any Member who thereafter sells, assigns, or otherwise transfers all or any portion of its interest in the Company shall promptly notify the Manager of such transfer and shall furnish to the Manager the name and address of the transferee and such other information as may be required under Section 6050K of the Code and the Regulations thereunder.

14.2 Substituted Member. No Person taking or acquiring, by whatever means, the interest of any Member in the Company, except as provided in Section 14.1 hereof, shall be admitted as a Substituted Member without the Approval of the Members, which consent may be unreasonably withheld, and unless such Person:

(a) Elects to become a Substituted Member by delivering notice of such election to the Company;

(b) Executes, acknowledges, and delivers to the Company such other instruments as the Manager may deem necessary or advisable to effect the admission of such Person as a Substituted Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement; and

(c) Pays a transfer fee to the Company in an amount sufficient to cover all reasonable expenses connected with the admission of such Person as a Substituted Member.

14.3 Additional Member. The Company may not issue Units to any Person who will be a new Member without the Approval of the Members.

14.4 Basis Adjustment. Upon the transfer of all or part of an interest in the Company, the Manager may, in its reasonable discretion, cause the Company to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Company properties as provided by Sections 734 and 743 of the Code.

14.5 Invalid Transfer. No transfer of an interest in the Company that is in violation of this Article XIV shall be valid or effective, and the Company shall not recognize any improper transfer for the purposes of making allocations, payments of profits, return of capital contributions, or other distributions with respect to such Company interest or part thereof. The Company may enforce the provisions of this Article XIV either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed transfers not in accordance with this Article XIV.

14.6 Distributions and Allocations in Respect of a Transferred Unit. If any Member sells, assigns, or transfers any part of its interest in the Company during any accounting period in compliance with the provisions of this Article XIV, Company income, gain, deductions, and losses attributable to such interest for the respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the applicable accounting period in accordance with Section 706(d) of the Code. All Company distributions on or before the effective date of such transfer shall be made to the transferor, and all such Company distributions thereafter shall be made to the transferee. Solely for purposes of making Company tax allocations and distributions, the Company shall recognize a transfer on the day following the day of transfer. Neither the Company nor the Manager shall incur any liability for making Company allocations and distributions in accordance with the provisions of this Section 14.6, whether or not the Manager or the Company has knowledge of any transfer of any interest in the Company or part thereof where the transferee is not admitted as a Substituted Member.

14.7 Additional Requirements of Admission to Company. The Manager shall not admit any Person as a Member if such admission (i) would have the effect of causing the Company to be re-classified for federal income tax purposes as an association (taxable as a corporation under the Code), (ii) would violate any Medicare or other health care law, rule, or regulation, or (iii) would violate applicable exemptions from securities registration and securities disclosure provisions under federal and state securities laws.

14.8 Amendment to Exhibit 4.1(a). The Manager shall amend Exhibit 4.1(a) attached to this Agreement from time to time to reflect the admission of any Substituted Members or Additional Members or the termination of any Member’s interest in the Company.

XV	ACADEMIC AFFILIATION.

To strengthen the accomplishment of the Company Purposes, the UTHSCT Mission, and the Ardent Mission, the Members agree to participate in an academic affiliation pursuant to the terms of the Academic Affiliation Agreement attached as Exhibit 1.6 hereof. To support the funding of the expenses associated with the academic affiliation, which will be set forth in the rolling budgets and development plans described in the Academic Affiliation Agreement, Ardent Member has made certain financial commitments set forth in the Academic Affiliation Agreement.

XVI	SPECIAL RIGHTS RELATING TO COMPANY INTERESTS.

16.1 Right of First Refusal. If any Member (the “Selling Member”) receives or obtains an offer from a third-party (the “Offeror”) to acquire in any manner all or any part of its interest in the Company (collectively, the “Interest”), which offer the Member intends to accept, the Member shall promptly notify the other Member(s) in writing of the offer received, including the name of the Offeror, the number of whole or partial Units or other securities offered to be purchased, the proposed purchase price, and the other terms and conditions of the offer. Such notice shall include a copy of the offer, which shall (i) be in writing; (ii) set forth with specificity all of the material terms and conditions of the offer; (iii) be made by a person that is financially capable of completing such offer; and (iv) contain a commitment that the proposed transaction be consummated no later than one hundred (120) days after the date on which such offer is received (the “Offer”). In addition to any Tag-Along Right, as described below, that may exist, the other Member(s) shall have the right (the “Right of First Refusal”) for a period of sixty (60) days from the day it receives notice of such Offer to purchase the Interest subject to the Offer on the same terms and conditions contained in the Offer, provided that for the purposes of this Agreement, any provisions in the Offer permitting or requiring payment of non-cash or non-promissory note consideration, any security therefor, and any ancillary agreements shall be null, void, and of no effect. The other Member(s) may exercise such Right of First Refusal by notifying the Selling Member prior to the end of the sixty (60) day period of its intent to exercise such right. If the other Member(s) fails to exercise the Right of First Refusal or indicates in writing that it will not exercise the Right of First Refusal within the period provided, or if the other Member(s) exercises the Right of First Refusal but fails to effect the purchase within the prescribed period, the Selling Member may, subject to Section 16.2 hereof, convey or dispose of the Interest, but only to the Offeror and at the price, terms, and conditions set forth in the Offer. If terms and conditions more favorable to the Offeror than, or in any material manner different from, those offered to the other Member(s) should be agreed to by the Selling Member, the other Member(s) shall again have the right to purchase the Selling Member’s interest in the Company subject to the more favorable or different purchase terms in accordance with this Section 16.1. The other Member(s) may assign the rights in this Section 16.1 to the Company, in which event the Member’s interest may be liquidated (rather than purchased) by the Company. The Member(s) and the Company shall not be liable or accountable to any Selling Member that attempts to transfer its interest in the Company for any loss, damage, expense, cost, or liability resulting from the Member’s exercise or failure to exercise the Right of First Refusal under this Section 16.1, delay in notifying the Selling Member of its intention not to exercise the Right of First Refusal, or enforcement of the requirements of this Section 16.1 in the event that it elects not to exercise the Right of First Refusal. A Member’s failure to exercise the Right of First Refusal or to indicate in writing that it is electing not to exercise the Right of First Refusal shall not be deemed a consent of the Member to allow any third party transferee to become a Substituted Member, such consent being controlled by the provisions of Section 14.2 hereof.

16.2 Tag-Along Rights. If at any time a Selling Member that holds a Sharing Percentage greater than [***] gives the notice required by Section 16.1 hereof in connection with an Offer to acquire in any manner all or any part of such Selling Member’s interest in the Company, and the other Member(s) does not exercise its Right of First Refusal (or assign such right to the Company) with respect to such Offer, the non-Selling Member shall have (in addition to its Right of First Refusal under Section 16.1 hereof) the right (the “Tag-Along Right”) to require, as a condition to any sale or disposition to the Offeror, that the Offeror purchase from the non-Selling Member, at the same price and on the same terms and conditions as specified in the notice given pursuant to Section 16.1 hereof, the number of Units owned by the non-Selling Member multiplied by a fraction, the numerator of which is the number of Units proposed to be sold by the Selling Member and the denominator of which is the total number of Units owned by the Selling Member. Such non-Selling Member shall have the Tag-Along Right described in this Section 16.2 for a period of [***] from the day it receives the notice required by Section 16.1 hereof, and in the event that a Member shall elect to exercise such Tag-Along Right, such Member shall communicate such election in writing to the Selling Member within such time period.

16.3 Ardent Member Option to Provide Wind-Down Notice. If the UTHSCT Member’s Sharing Percentage decreases to less than [***], the Ardent Member shall have the right, but not the obligation, to provide a Wind-Down Notice to the UTHSCT Member of its election to terminate this Agreement and the Ardent Member’s participation in the Company and invoke the Wind-Down Remedy set forth in Section 13.6. As promptly as possible following the date of the Wind-Down Notice, the Members shall begin the orderly winding down of the Company, consistent with Section 13.6(b). At the expiration of the Wind-Down Period, the Company shall be dissolved in accordance with Section 17.1(d) of this Agreement.

16.4 UTHSCT Member Right to Provide Wind-Down Notice Upon Ardent Triggering Event. In the event of the occurrence of an Ardent Triggering Event (as defined in this Section 16.4), the UTHSCT Member (or an Affiliate of UTHSCT, including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System) shall have the right, but not the obligation, to provide a Wind-Down Notice to the Ardent Member of its election to terminate this Agreement and such Member’s participation in the Company and invoke the Wind-Down Remedy set forth in Section 13.6. As promptly as possible following the date of the Wind-Down Notice, the Members shall begin the orderly winding down of the Company, consistent with Section 13.6(b). At the expiration of the Wind-Down Period, the Company shall be dissolved in accordance with Section 17.1(d) of this Agreement.

For purposes of this Agreement, the term “Ardent Triggering Event” shall mean the following:

(a) The filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Ardent Parent or Ardent Sub, or the taking or suffering of any action by Ardent Parent or Ardent Sub, voluntarily or involuntarily, under any federal or state law for the benefit of debtors of Ardent Parent or Ardent Sub;

(b) The exclusion or suspension from participation in any federal or state government health care payor program of Ardent Parent or Ardent Sub; or

(c) An Identified Health Care Organization Change of Control.

(i) For purposes of this Section 16.4(c), the following terms shall have the meanings indicated:

a. “Health Care Organization” shall mean an organization having as a material purpose or function the provision of hospital and medical care. Hospital and medical care includes the diagnosis or treatment of any physical or mental disability or condition, including without limitation, hospital inpatient or outpatient care, medical clinics, physician services, drug treatment, rehabilitation or other therapies, mental health care, or other diagnostic or treatment services.

b. “Identified Health Care Organization” shall mean (A) any Health Care Organization that, as of the date in question, competes directly with UTHSCT in any geographic area in which UTHSCT is then doing business, (B) any Health Care Organization that, as of the date in question, offers services within any of the zip codes specified in Exhibit 1.50 (listing the Competing Business zip codes), (C) any Health Care Organization as to which such Health Care Organization, any Affiliate thereof, or any current member of management at the level of executive vice president or above: (w) within the prior thirty-six months, has pleaded guilty or nolo contendere to, or has been convicted of, a felony or crime of moral turpitude; (x) as of the date in question, is excluded or suspended from participation in any federal or state government health care payor program; or (y) is or has engaged in conduct that, in the reasonable judgment of UTHSCT based upon the written advice of its outside legal counsel, has resulted in the repeated payment of significant fines to governmental authorities; or (D) any Health Care Organization (but not any Affiliate or current member of management thereof) has, within the prior thirty-six months, entered into a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services relating to the conduct of its operations as a Health Care Organization.

c. “Identified Health Care Organization Change of Control” shall mean (A) the consummation of a merger, consolidation, reorganization, or other similar transaction involving Ardent Parent or Ardent Sub or of an acquisition of voting securities of Ardent Parent or Ardent Sub following which an Identified Health Care Organization owns 50% or more of the voting power or voting securities of Ardent Parent or Ardent Sub, or (B) the consummation of the sale of all or substantially all of the assets of Ardent Parent to an Identified Health Care Organization.

16.5 Ardent Member Rights Upon Termination of Trademark License Agreement. In the event that the Trademark License Agreement, attached hereto as Exhibit 1.99, is terminated by the Board of Regents pursuant to the terms of Section 4.2 thereof, the UTHSCT Member shall make a payment to the Ardent Member in an amount equal to [***] by wire transfer of immediately available funds within 150 days after the date of the notice of such termination, as reimbursement for the costs and expenses associated with the required cessation of the use of the UT Marks (as defined in the Trademark License Agreement) in connection with the operation of the Ardent Facilities. In addition, in the event that the Trademark License Agreement is terminated by the Board of Regents pursuant to the terms of Section 4.2 thereof, the UTHSCT Member shall make an additional payment of [***] to the Company by wire transfer of immediately available funds within the 150-day period referenced above, which [***] payment shall be distributed to the Ardent Member pursuant to Section 6.1 of this Agreement as a special distribution of Distributable Cash. In addition, such [***] payment to the Company shall be excluded from the Operating Expenses of the UTHSCT Clinical Operations for purposes of calculating the Adjusted Earnings for the UTHSCT Clinical Operations as described in Exhibit 3.7(a) and shall not be considered an Additional Capital Contribution.

XVII	DISSOLUTION.

17.1 Causes. Each Member expressly waives any right that it might otherwise have to dissolve the Company except as set forth in this Article XVII. The Company shall be dissolved upon the first to occur of the following:

(a) The Approval by the Members of an instrument dissolving the Company;

(b) The dissolution of the Company by judicial decree;

(c) The Approval of the Board of the dissolution of the Company after having determined that a rule, ordinance, regulation, statute, or government pronouncement has or may be enacted that would make any material aspect of this Agreement or the activities conducted by the Company unlawful or eliminate or substantially reduce, either directly or indirectly, the benefits that would accrue to the Members with respect to continuing the Company’s business operations; provided, however, that the Members agree to first use their best efforts to restructure the Company in such a manner that will avoid the unlawful or adverse effect and, to the extent practicable, will preserve the existing financial and business relationships among them;

(d) The expiration of the Wind-Down Period set forth in Section 13.5.

Nothing contained in this Section 17.1 is intended to grant to any Member the right to dissolve the Company at will (by retirement, resignation, withdrawal, or otherwise) or to exonerate any Member from liability to the Company and the remaining Members if it dissolves the Company at will. Any dissolution at will of the Company shall be in contravention of this Agreement for purposes of the Act. Dissolution of the Company under Section 17.1(c) shall not constitute a dissolution at will.

XVIII	WINDING UP AND TERMINATION.

18.1 General. If the Company is dissolved and is not reconstituted, the Manager (or in the event that the Manager has withdrawn as Manager, a Liquidator or liquidating committee selected by those Members who own more than [***] of the aggregate Members’ Sharing Percentages) shall, after following the Wind-Down Remedy described in Section 13.5, commence to wind up the affairs of the Company and to liquidate and sell the Company’s assets. The party or parties actually conducting such liquidation in accordance with the foregoing sentence, whether the Manager, a liquidator, or a liquidating committee, is herein referred to as the “Liquidator.” The Liquidator (if other than the Manager) shall have sufficient business expertise and competence to conduct the winding up and termination of the Company and, in the course thereof, to cause the Company to perform any contracts to which the Company is or thereafter becomes a party. The Liquidator shall have full right and unlimited discretion to determine the time, manner, and terms of any sale or sales or other dispositions of Company property under such liquidation, having due regard for the activity and condition of the relevant market and general financial and economic conditions. The Liquidator (if other than the Manager) appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and those Members who own more than [***] of the aggregate Members’ Sharing Percentages. If the Manager serves as the Liquidator, the Manager shall not be entitled to receive any fee for carrying out the duties of the Liquidator. The Liquidator (if other than the Manager)

may resign at any time by giving fifteen (15) days prior written notice and may be removed at any time, with or without cause, by written notice of Members who own more than [***] of the aggregate Members’ Sharing Percentages. Upon the death, dissolution, removal, or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all the rights, powers, and duties of the original Liquidator) will, within thirty (30) days thereafter, be appointed by those Members who own more than [***] of the aggregate Members’ Sharing Percentages, evidenced by written appointment and acceptance. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. The Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Manager under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator (if other than the Manager) shall not be liable to the Members except to the extent provided in the Act and shall, while acting in such capacity on behalf of the Company, be entitled to the indemnification rights set forth in Section 22.2 hereof.

18.2 Court Appointment of Liquidator. If the Manager does not serve as the Liquidator and, within ninety (90) days following the date of dissolution or other time provided in Section 18.1 hereof, a Liquidator or successor Liquidator has not been appointed in the manner provided therein, any interested party shall have the right to make application to any United States Federal District Judge (in his individual and not judicial capacity) for the Northern District of Texas for appointment of a Liquidator or successor Liquidator, and the Judge, acting as an individual and not in his judicial capacity, shall be fully authorized and empowered to appoint and designate a Liquidator or successor Liquidator who shall have all the powers, duties, rights, and authority of the Liquidator herein provided.

18.3 Liquidation. The Liquidator shall give all notices to creditors of the Company and shall make all publications required by the Act. In the course of winding up and terminating the business and affairs of the Company, the assets of the Company (other than cash) shall be sold or distributed in kind to the Members, in the reasonable discretion of the Liquidator, its liabilities and obligations to creditors, including any Members who made loans to the Company as provided in Section 4.5 hereof, and all expenses incurred in its liquidation shall be paid, and all resulting items of Company income, gain, loss, or deduction shall be credited or charged to the Capital Accounts of the Members in accordance with Article V hereof. The fair market value of any assets of the Company distributed in kind to the Members shall be determined by an independent appraiser chosen by the Board of Directors. Any distribution in kind need not be made on a pro rata basis so long as the value of the assets and cash (if any) distributed to each Member is in compliance with this Article XVIII. All Company assets (except to the extent reserves have been established pursuant to Section 18.4 hereof) shall be distributed among the Members as provided in Section 6.1. This distribution shall be made no later than the end of the fiscal year during which the Company is liquidated (or, if later, ninety (90) days after the date on which the Company is liquidated). Upon the completion of the liquidation of the Company and the distribution of all the Company assets, the Company shall terminate and the Liquidator shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the

Company. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members may instead be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

18.4 Creation of Reserves. After making payment or provision for payment of all debts and liabilities of the Company and all expenses of liquidation, the Liquidator may set up such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company.

18.5 Final Statement. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Members a statement that shall set forth the assets and the liabilities of the Company as of the date of complete liquidation, each Member’s pro rata portion of distributions under Section 18.3 hereof, and the amount retained as reserves by the Liquidator under Section 18.4 hereof.

XIX	CONFIDENTIALITY OF RECORDS.

19.1 Agreement. To the extent permitted by law, the Members agree to keep the contents of this Agreement confidential and not to disclose such contents to any third party without the written consent of the other Member, unless required by law or for regulatory or accreditation purposes; however, a Member may disclose to any third party that such Agreement exists or that a specific provision of the Agreement affects such third party.

19.2 Confidential Information. Each Member acknowledges that in connection with its ownership of Units in the Company, such Member may be acquiring and making use of certain confidential information and trade secrets of the Company or the other Member which may include management reports, budgets, development plans, strategic and business plans, financial statements, internal memoranda, reports, patient records and patient lists, confidential technology, and other materials, records, and/or information of a proprietary nature (“Confidential Information”). Therefore, in order to protect the Confidential Information, no Member shall use the Confidential Information of the Company or any other Member except in connection with the performance of the obligations pursuant to this Agreement and the Related Agreements or divulge the Confidential Information to any third party, unless the other Member consents in writing or such use or disclosure is required by law. Upon termination of this Agreement following the applicable Wind-Down Period, no Member will take or retain, without prior written authorization from any other Member, any papers, patient lists, fee books, patient records, files, or other documents or copies thereof or other Confidential Information of any kind belonging to the other Member pertaining to patients, business, sales, financial condition, or products of the other Member, except as required by law or as permitted by a separate agreement between the Members. Without limiting other possible remedies for the breach of this covenant, the Members agree that, to the extent permitted by law, injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting a bond, cash or otherwise.

19.3 Request for Information/Compelled Disclosure. In the event a Member, its Affiliate (including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System), or anyone to whom a Member transmits the Confidential Information becomes legally compelled to disclose any of the Confidential Information, prior to such disclosure, it will provide the other Member with advance written notice and a copy of the documents and information relevant to such legal action, so the other Member or its Affiliate (including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System) may seek a protective order or other appropriate remedy to protect its interest in the Confidential Information, and it shall furnish only that portion of the Confidential Information that it is advised by a written opinion of legal counsel must be furnished.

XX	RECORDS.

20.1 Access to Books and Records. The Members agree to comply with the following requirements governing the maintenance of documentation:

(a) Availability of Records. For so long as required by law, the Members shall make available, upon written request of any applicable governmental entity having jurisdiction over such Member, the books, documents, and records of such Member that are necessary to verify the nature and extent of its services and costs.

(b) Subcontracts. If any Member carries out any of the duties of this Agreement through a subcontract, such subcontract shall contain a clause to the effect that, for so long as required by law, after the furnishing of such services pursuant to such subcontract, the subcontractor shall make available, upon written request of any applicable governmental entity having jurisdiction, the subcontract, and books, documents, and records of such organization that are necessary to verify the nature and extent of the subcontractor’s services and costs.

(c) Notice of Request or Demand to Disclose Records. If any Member receives a request or demand from a third party government entity to disclose any books, documents, or records relevant to this Agreement for the purpose of an audit or investigation relating to compliance with federal and state laws, such Member shall immediately (and no later than five (5) business days after receipt of such request or demand) notify the Board of Directors in writing of the nature and scope of such request or demand and shall make available to the Board of Directors (or its designee), upon written request, all such books, documents, or records produced to the government authority.

20.2 Confidentiality and Medical Privacy Laws. Each Member will ensure that it maintains the confidentiality of all of its records in accordance with all applicable federal and state confidentiality and privacy laws. Each Member will reasonably and in good faith cooperate with the other Member and execute any agreements with the other Member necessary for such Member to comply with any such laws.

20.3 Company-Related Records. The Members acknowledge and agree that (i) each Member shall maintain ownership, custody, responsibility, and control of all records, documents, data, and information that are part of or relate to the Company and the Adjusted Earnings, including but not limited to applicable financial information and statements that relate to the Company Facilities (“Company Records”) and (ii) each Member shall provide (and shall cause any Affiliate with Company Records (including for this purpose The University of Texas System, the Board of Regents, or another institution of The University of Texas System) to provide to the other Member, upon reasonable request, timely, reasonable and appropriate access to its Company Records, subject to applicable laws and third-party confidentiality agreements.

XXI	AUDITS/NOTICES.

21.1 Audits of Company Facilities/Company. Separate from the routine annual financial audits of the Company and the Company Facilities, either Member may require that a financial audit or other review of the Company or the Company Facilities be conducted by a nationally recognized independent accounting firm mutually selected by the Parties to audit compliance with the terms of this Agreement (including the calculation of the Adjusted Earnings for the UTHSCT Clinical Operations and the calculation of Adjusted Earnings for the Ardent Facilities as described in Section 3.7) or the Related Agreements. The expense of any audit or review under this Section 21.1 will be paid by the requesting Member.

21.2 Notice Requirements. Each Member agrees, to the extent permitted by applicable law, to promptly provide written notice to the Board of Directors and other Member (“Notice Recipient”) in the event that a Member (“Notifying Member”) learns of any of the following occurrences relating to, involving or otherwise impacting the Member, but only to the extent that such occurrence has a reasonable probability of materially and negatively impacting the Company, the benefits to be received by the Notice Recipient under this Agreement or Related Agreements, or a Member’s ability to perform its obligations under this Agreement or Related Agreements:

(a) any lawsuit, order, injunction, or any type of formal investigation of operations or medical practice;

(b) any lawsuit, order, injunction or any type of formal investigation, audit or formal review by or on behalf of the Texas Medical Board, Texas Attorney General, Office of Inspector General, Justice Department, or any other agency or instrumentality of federal, state, or local government which involves an allegation of program fraud or abuse;

(c) the breach, lapse, or inaccuracy of any Member covenant or warranty under this Agreement;

(d) Bankruptcy;

(e) Exclusion, debarment, or ineligibility to participate in the Federal health care programs as defined in 42 U.S.C. Section 1320a-7(b);

(f) a potential change of control of the Member;

(g) loss of either a hospital license or Medicare provider number; or

(h) any major negative or adverse action, occurrence, or event that will likely result in long-term material reputational damage to a Member and, as a result, will likely also cause long-term material damage to the other Member.

XXII	MISCELLANEOUS.

22.1 Authority/Board of Regents Approval. Each party, to the best of its knowledge, represents and warrants to the other party that (i) the party has the power and authority to enter into and perform its obligations under this Agreement, with the exception that UTHSCT’s power and authority is subject to the approval of the Board of Regents pursuant to Regents’ Rule 10501, (ii) the execution (subject to approval of the Board of Regents for UTHSCT), delivery, and performance of this Agreement and the Related Agreements referenced in or ancillary hereto will not conflict in any material respect with, or result in any violation of or any other legal obligation of the party. This Agreement and the Related Agreements, when executed by the parties, are and will constitute the valid and legally binding obligation of the parties and are and will be enforceable against each party in accordance with the respective terms hereof and thereof, except as enforceability against UTHSCT may be restricted, limited or delayed by the Texas Constitution and other applicable laws of the State of Texas, including, without limitation, UTHSCT’s status as a State of Texas agency, applicable bankruptcy, other laws affecting creditors’ rights generally, or general principles of equity.

22.2 Standard of Care of Board of Directors; Indemnification.

(a) The members of the Board of Directors or the Board of Trustees (the “Board Representatives”) shall not be liable, responsible, or accountable in damages to any Member or the Company for any act or omission on behalf of the Company performed or omitted by them in good faith and in a manner reasonably believed by them to be in the best interests of the Company and, in the case of a criminal proceeding, without reasonable cause to believe that the conduct was unlawful.

(b) To the fullest extent permitted by Texas law, the Company shall indemnify each Board Representative against reasonable expenses (including reasonable attorneys’ fees), judgments, taxes, penalties, fines (including any excise tax assessed with respect to an employee benefit plan), and amounts paid in settlement (collectively “Liability”), incurred by the Board Representative in connection with defending any threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative, and whether formal or informal) to which the Board Representative is, or is threatened to be made, a party because he or she is or was a Board Representative, provided that (i) the Board Representative acted in good faith and in a manner reasonably believed by the Board Representative to be in the best interest of the Company; (ii) in the case of a criminal proceeding, the Board Representative had no reasonable cause to believe the conduct was unlawful; (iii) in connection with a proceeding brought by or in the right of the Company, the Board Representative was not adjudged liable to the Company; and (iv) the Board Representative was not adjudged liable in a proceeding charging improper personal benefit.

(c) To the fullest extent permitted by Texas law, the Company shall pay or reimburse reasonable expenses (including reasonable attorneys’ fees) incurred by a Board Representative who is a party to a proceeding in advance of final disposition of such proceeding if (i) the Board Representative furnishes the Company a written affirmation of his or her good faith belief that he or she has met the standard of conduct described in Section 22.2(b) hereof; (ii) the Board Representative furnishes the Company a written undertaking, executed personally or on the Board Representative’s behalf, to repay the advance if it is ultimately determined that the Board Representative did not meet the standard of conduct and the Board reasonably believes such Board Representative would have the ability to repay such advance; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the provisions of Section 22.2(b) hereof.

(d) The indemnification against Liability and advancement of expenses provided by, or granted pursuant to, this Section 22.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any agreement, action of Members, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office of the Company; shall continue as to an entity or person who has ceased to be a Board Representative; and shall inure to the benefit of the successors, assigns, heirs, executors, and administrators of such an entity or person.

(e) Any repeal or modification of this Section 22.2 by the Members shall not adversely affect any right or protection of the Board Representatives under this Section 22.2 with respect to any act or omission occurring prior to the time of such repeal or modification.

22.3 Notices. All notices given pursuant to this Agreement shall be in writing and shall be deemed effective when personally delivered or when placed in the United States mail, registered or certified with return receipt requested, or when sent by facsimile followed by confirmatory letter. For purposes of notice, the addresses of the Members shall be as stated under their names on the attached Exhibit 4.1(a); provided, however, that each Member shall have the right to change its address with notice hereunder to any other location by the giving of thirty (30) days’ notice to the Manager in the manner set forth above.

22.4 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive federal laws of the United States and the laws of the State of Texas; provided, however, that the conflicts of law principles of the State of Texas shall not apply to the extent that they would operate to apply the laws of another state.

22.5 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY TEXAS LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. TO THE EXTENT PERMITTED BY TEXAS LAW, THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW, OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING, TO THE EXTENT PERMITTED BY TEXAS LAW, ITS RIGHT TO DEMAND TRIAL BY JURY.

22.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Members, and their respective heirs, legal representatives, successors, and permitted assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Articles XIV or XVI hereof.

22.7 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall not be construed as the waiver by that party of its rights hereunder. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

22.8 Time. Time is of the essence with respect to this Agreement.

22.9 Waiver of Partition. Notwithstanding any statute or principle of law to the contrary, each Member hereby agrees that, during the term of the Company and to the extent permitted by Texas law, it shall have no right (and hereby waives any right that it might otherwise have had) to cause any Company property to be partitioned and/or distributed in kind.

22.10 Entire Agreement. This Agreement contains the entire agreement among the Members relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein are terminated, except for the ETMC Facilities Management Agreement, the Company Management Agreement, the UTHSCT Clinical Operations Management Agreement, the Academic Affiliation Agreement, the Purchased Services Agreement, the Trademark License Agreement, and any documents delivered pursuant to any of them (collectively, the “Related Agreements”).

22.11 Amendments. Except as otherwise expressly provided in this Section 22.11, amendments or modifications may be made to this Agreement only by setting forth such amendments or modifications in a document Approved by the Members, and any alleged amendment or modification herein which is not so documented and approved shall not be effective as to any Member. The Manager may, without the approvals set forth in this Section 22.11, amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file, and record whatever documents may be required in connection therewith to reflect:

(a) a change in the location of the principal place of business of the Company not inconsistent with the provisions of Section 2.3, or a change in the registered office or the registered agent of the Company;

(b) admission of a Member into the Company or termination of any Member’s interest in the Company in accordance with this Agreement;

(c) qualification of the Company as a limited liability company under the laws of any state or that is necessary or advisable in the opinion of the Manager to ensure that the Company will not be treated as an association taxable as a corporation for federal income tax purposes, provided, in either case, such action shall not adversely affect any Member; or

(d) a change that is required or contemplated by this Agreement.

22.12 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations, including the laws of the State of Texas. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Members as expressed herein, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

22.13 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

22.14 Exhibits. Each Exhibit to this Agreement is incorporated herein for all purposes.

22.15 Additional Documents. Each Member, upon the request of the Manager, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

22.16 Headings. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.

22.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute but one document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Members have entered into this Agreement as of the date first written above.

THE UNIVERSITY OF TEXAS HEALTH
SCIENCE CENTER AT TYLER:

By:	/s/ Kirk A. Calhoun, M.D.
Name:	Kirk A. Calhoun, M.D.
Title:	President

AHS EAST TEXAS HEALTH SYSTEM, LLC:

By:	/s/ Stephen C. Petrovich
Name:	Stephen C. Petrovich
Title:	Executive Vice President

EXHIBIT 1.8

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Academic Affiliation Agreement

[***]

1.1-1

EXHIBIT 1.11

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Agreed Capital Contributions

[***]

1.11-1

EXHIBIT 1.20

TO

AMENDED AND RESTATED LIMITED

LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

ETMC Facilities Management Agreement

[***]

1.20-1

EXHIBIT 1.50

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Competing Business Zip Codes

[***]

1.50-1

EXHIBIT 1.91

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Purchased Services Agreement

[***]

1.99-1

EXHIBIT 1.99

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Trademark License Agreement

[***]

1.82-2

EXHIBIT 1.103

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

UTHSCT Clinical Operations

[***]

1.103-1

EXHIBIT 1.104

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

UTHSCT Clinical Operations Management Agreement

[***]

1.104-1

EXHIBIT 1.106

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

UTHSCT Excluded Assets

[***]

1.106-1

EXHIBIT 2.7

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Company Management Agreement

[***]

2.7-1

EXHIBIT 3.7(a)

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Adjusted Earnings Calculation for the UTHSCT Clinical Operations

[***]

3.7(a)-1

EXHIBIT 3.7(b)

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Adjusted Earnings Calculation for the Ardent Facilities

[***]

3.7(b)-1

EXHIBIT 4.1(a)

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Initial Capital Contributions; Units; Sharing Percentages

NAME OF MEMBER	INITIAL CAPITAL CONTRIBUTIONS; UNITS	SHARING PERCENTAGE
The University of Texas Health Science Center at Tyler	$300; 30 Units	30%
AHS East Texas Health System, LLC	$700; 70 Units	70%

4.1(a)-1

EXHIBIT 7.2

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Intended Tax Treatment Records

[***]

7.2-1

EXHIBIT 10.1

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Permissible Business Activities

[***]

10.1-1

EXHIBIT 12.5

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Charity & Self-Pay Discount Policy

[***]

12.5-1

EXHIBIT 13.6(b)(iii)

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

EAST TEXAS HEALTH SYSTEM, LLC

Wind-Down Settlement Payment

[***]

13.6-1